                                            Filed Pursuant to Rule No. 424(b)(2)
                                            Registration No. 333-18385

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 7, 1997)
                               U.S.$500,000,000
                             SARA LEE CORPORATION

                          MEDIUM-TERM NOTES, SERIES D
                    DUE 9 MONTHS OR MORE FROM DATE OF ISSUE

                                --------------

  Sara Lee Corporation (the "Company") may offer from time to time its Medium-Term Notes, Series D (the "Notes"). The amount of Notes to be offered hereby will not exceed U.S.$500,000,000 aggregate public offering price (or the equivalent thereof in foreign currencies or currency units), subject to reduction under certain circumstances as a result of the sale of other Securities of the Company under the Prospectus to which this Prospectus Supplement relates. The Company may from time to time authorize an increase in the aggregate public offering price of Notes to be sold, which Notes will constitute a part of the same series as the Notes offered hereby. The Notes will be offered at varying maturities of nine months or more from their dates of issue and may be subject to redemption at the option of the Company or repayment at the option of the Holder prior to the Stated Maturity (as defined below) thereof as set forth in a Pricing Supplement to this Prospectus Supplement (a "Pricing Supplement"). Each Note will be denominated in U.S. dollars or in other currencies or currency units (the "Specified Currency") as may be designated by the Company and set forth in the applicable Pricing Supplement.
                                                       (Continued on next page)

                                --------------

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "IMPORTANT CURRENCY INFORMATION" AND "CURRENCY RISKS."

                                --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT
  HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

                       PRICE TO    AGENTS' DISCOUNTS         PROCEEDS TO
                      PUBLIC(1)   AND COMMISSIONS(2)        COMPANY(2)(3)
                     ------------ ------------------- -------------------------
Per Note............     100%         .125%-.750%          99.250%-99.875%
Total............... $500,000,000 $625,000-$3,750,000 $496,250,000-$499,375,000

-------
(1) Unless otherwise specified in the Pricing Supplement relating thereto, each Note will be issued at 100% of the principal amount thereof.
(2) The Company will pay Lazard Freres & Co. LLC, Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc. and Salomon Brothers Inc (each an "Agent," and collectively, the "Agents") a commission, in the form of a discount, ranging from .125% to .750%, of the principal amount of any Note (or, in the case of Notes with stated maturities in excess of 30 years, such commission as shall be agreed upon between the Company and the applicable Agent at the time of sale), depending upon its Stated Maturity, sold through such Agent. Any Agent, acting as principal, may also purchase Notes at a discount for resale to investors or other purchasers at varying prices related to prevailing market prices at the time of resale or, if so agreed, at a fixed public offering price. No commission will be payable on any Note sold directly by the Company. The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting expenses payable by the Company estimated at $330,000.

                                --------------

  The Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. The Company also may sell Notes to any Agent, acting as principal, for resale to one or more investors or to one or more broker-dealers (acting as a principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or, if so agreed, at a fixed public offering price. The Company has reserved the right to sell Notes directly to investors on its own behalf. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agent that solicits any offer to purchase Notes may reject any offer in whole or in part. See "Supplemental Plan of Distribution."

                                --------------

LAZARD FRERES & CO. LLC
                GOLDMAN, SACHS & CO.
                                 LEHMAN BROTHERS
                                                           SALOMON BROTHERS INC

                                --------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 27, 1997

(Continued from previous page)

  Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in U.S. dollars will be issued only in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. If the Notes are to be denominated in a foreign currency or units of a foreign composite currency, the authorized denominations and currency exchange rate information will be set forth in the applicable Pricing Supplement. The principal amount payable at Maturity (as defined below) and/or any interest or premium on a Note may be determined by reference to the relationship between two or more currencies, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods (an "Indexed Note"), as set forth in the applicable Pricing Supplement. An Indexed Note, the principal amount payable at Maturity and/or the interest rate of which is determined by reference to the relationship between two currencies, two composite currencies or one currency and one composite currency is referred to herein as a "Currency Indexed Note."

  The interest rate on, or interest rate formula for, each Note will be established by the Company at the date of issuance of such Note and will be set forth in the applicable Pricing Supplement. Interest rates and interest rate formulas are subject to change by the Company, but no such change will affect the interest rate on, or interest rate formula for, any Note theretofore issued or which the Company has agreed to sell. Unless otherwise indicated in the applicable Pricing Supplement, each Note will bear interest at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at a price representing a discount from the principal amount payable at Stated Maturity, or at a floating rate (a "Floating Rate Note") as set forth therein and specified in the applicable Pricing Supplement. A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note").

  Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note other than an Amortizing Note will accrue from its date of issue and will be payable semiannually on each March 15 and September 15 and at Maturity. Interest on each Floating Rate Note will accrue from its date of issue at rates determined as set forth therein and in the applicable Pricing Supplement and will be payable on the dates set forth therein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, each Note will be issued in fully registered form and will be represented by a global certificate (a "Global Security") registered in the name of a nominee of The Depository Trust Company, as Depositary (the "Depositary") (each such Note represented by a Global Security being referred to herein as a "Book-Entry Note"). If specified in the applicable Pricing Supplement, Notes may be represented by a certificate issued in definitive form (a "Certificated Note"). Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to beneficial interests of participants) and its participants. Owners of beneficial interests in Book-Entry Notes will be entitled to physical delivery of Certificated Notes only under the limited circumstances described herein. See "Description of Notes-- Book-Entry System."

  The Specified Currency, any applicable interest rate or formula, the Issue Price, the Stated Maturity, any Interest Payment Dates (each as defined below), any redemption and repayment provisions and any other terms applicable to each Note will be established at the time of issuance of such Note and set forth in the applicable Pricing Supplement. See "Description of Notes."

                        IMPORTANT CURRENCY INFORMATION

  Purchasers are required to pay for each Note in the Specified Currency for such Note. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa, and banks generally do not offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars, the Agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Notes. Such requests must be made on or before the fifth Business Day preceding the date of delivery of the Notes, or by such other date as determined by the Agent which presents the offer to the Company. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by the relevant purchaser of the Notes.

                                CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

  An investment in Notes that are denominated in, or the payment of which is determined with reference to, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Similarly, an investment in an Indexed Note entails significant risks that are not associated with an investment in non-Indexed Notes. Such risks include, without limitation, the possibility of significant changes in rates of exchange between U.S. dollars and the Specified Currency (or, in the case of each Indexed Note, the rate of exchange between the Denominated Currency and the Indexed Currency for such Indexed
Note), including changes resulting from official redenomination with respect to such Specified Currency (or, in the case of each Indexed Note, with respect to the Denominated Currency or the Indexed Currency therefor) and the possibility of the imposition or modification of foreign exchange controls with respect to the Specified Currency. Such risks generally depend on factors over which the Company has no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between Specified Currencies have been highly volatile, and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of a foreign currency or units of a foreign composite currency in which a Note is denominated against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate and in certain circumstances could result in a loss to the investor on a U.S. dollar basis. Similarly, depreciation of the Denominated Currency with respect to an Indexed Note against the applicable Indexed Currency would result in the principal amount payable with respect to such Indexed Note at the Stated Maturity being less than the Face Amount of such Indexed Note, which, in turn, would decrease the effective yield of such Indexed Note below its applicable interest rate and could also result in a loss to the investor.

  The Notes will provide that, in the event of an official redenomination of a foreign currency (including, without limitation, an official redenomination of a foreign currency that is a composite currency) the obligations of the Company with respect to payments on Notes denominated in such currency shall, in all cases, be deemed immediately following such redenomination to provide for the payment of that amount of redenominated currency representing the amount of such obligations immediately before such redenomination. The Notes do not provide for any adjustment to any amount payable under the Notes as a result of (a) any change in the value of a foreign currency relative to any other currency due solely to fluctuations in exchange rates or (b) any redenomination of any component currency of any composite currency (unless such composite currency is itself officially redenominated).

  Governments have from time to time imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a foreign currency for making payments with respect to a

Note denominated in such currency. There can be no assurances that exchange controls will not restrict or prohibit payments of principal or interest in any currency or currency unit. Even if there are not actual exchange controls, it is possible that, with respect to any particular Note, the foreign currency for such Note will not be available to the Company to make payments of interest and principal then due because of circumstances beyond the control of the Company. In that event, the Company will make such payment in the manner set forth below under "Payment Currency."

  THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT, AND THE APPLICABLE PRICING SUPPLEMENT WILL NOT, DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A CURRENCY (INCLUDING ANY COMPOSITE CURRENCY) OTHER THAN U.S. DOLLARS, AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR THE DATE OF THE APPLICABLE PRICING SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN SUCH NOTES. SUCH AN INVESTMENT IS NOT AN APPROPRIATE INVESTMENT FOR PERSONS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

  Except as described under "Certain Federal Tax Consequences," the information set forth in this Prospectus Supplement is directed to prospective purchasers of Notes who are U.S. Holders, as that term is defined herein, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest in respect of, Notes. Such persons should consult their own counsel with regard to such matters.

  The Pricing Supplement relating to Notes denominated in a Specified Currency other than U.S. dollars or relating to Indexed Notes will contain information concerning historical exchange rates for such Specified Currency or Denominated Currency against the U.S. dollar or other relevant currency (including, in the case of Indexed Notes, the applicable Indexed Currency), a description of such currency or currencies and any exchange controls affecting such currency or currencies. Information concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trend in fluctuations in currency exchange rates that may occur in the future.

PAYMENT CURRENCY

  Except as set forth in the applicable Pricing Supplement, if payment on a
Note is required to be made in a Specified Currency other than U.S. dollars and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then any payments with respect to such Note shall be made in U.S. dollars until such currency is again available or so used. The amount so payable on any date in such foreign currency shall be converted into U.S. dollars on the basis of the Market Exchange Rate on the last date such Specified Currency was available. See "Description of Notes--Payment of Principal and Interest."

  If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components shall be replaced by an amount in such single currency. If any component currency is divided into two or more currencies, the amount of that original component currency as a component shall be replaced by the amounts of such two or more currencies having an aggregate value on the date of division equal to the amount of the former component currency immediately before such division.

FOREIGN CURRENCY JUDGMENTS

  The Notes will be governed by and construed in accordance with the laws of the State of New York applicable to instruments made and to be performed wholly within such jurisdiction. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than U.S. dollars. If a Note is denominated in a Specified Currency other than U.S. dollars, any judgment under New York law will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree.

                             DESCRIPTION OF NOTES

  The following description of the particular terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities and the Indenture, dated as of October 2, 1990 (the "Indenture"), between the Company and First Trust National Association, as trustee (the "Trustee"), set forth in the accompanying Prospectus under the heading "Description of Debt Securities," to which description reference is hereby made. Capitalized terms set forth below that are not otherwise defined herein have the meanings specified in the Indenture and/or the Notes. Unless otherwise specified in the applicable Pricing Supplement, the Notes will have the terms described below.

GENERAL

  The Notes constitute a single series of Debt Securities for purposes of the Indenture and are limited to U.S.$500,000,000 aggregate public offering price (or the equivalent thereof in foreign currencies or currency units), subject to reduction under certain circumstances as a result of the sale of other Securities of the Company under the accompanying Prospectus. The Company may from time to time authorize an increase in the aggregate public offering price of Notes to be sold, which Notes will constitute a part of the same series as the Notes offered hereby. In this Prospectus Supplement, the accompanying Prospectus and any Pricing Supplement, reference to "U.S. dollars," "U.S.$," "$," "dollars" or "cents" are to United States currency, unless otherwise indicated in the applicable Pricing Supplement. The Company may from time to time sell additional series of Debt Securities, including additional series of medium-term notes.

  The Notes will be offered on a continuing basis, and each Note will mature nine months or more from its date of issue, as selected by the initial purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or repayment at the option of the Holder prior to Stated Maturity as set forth below under "Redemption and Repayment." Each Note will be denominated in U.S. dollars or in such other Specified Currency as is specified in the applicable Pricing Supplement. Each Note will be either (i) a Fixed Rate Note, which may bear interest at a rate of zero in the case of a
Note issued at an Issue Price representing a discount from the principal amount payable at Stated Maturity (a "Zero-Coupon Note"), or (ii) a Floating Rate Note which will bear interest at a rate determined by reference to the interest rate basis or combination of interest rate bases specified in the applicable Pricing Supplement, which may be adjusted by a Spread and/or Spread Multiplier (each as defined below).

  Each Note will be issued initially as either a Book-Entry Note or a Certificated Note in fully registered form without coupons. Except as set forth below under "Book-Entry System," Book-Entry Notes will not be exchangeable for Certificated Notes.

  Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in U.S. dollars will be issuable in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The authorized denominations of any Note denominated in other than U.S. dollars will be the amount of the Specified Currency for such Note equivalent, at the noon buying rate in The City of New York for cable transfers for such Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the first Business Day (as defined below) in The City of New York and the country issuing such currency (or, in the case of European Currency Units ("ECUs"), Brussels) next preceding the date on which the Company accepts the offer to purchase such Note, to U.S.$1,000, or such other minimum denomination as may be allowed or required from time to time by any relevant central bank or equivalent governmental body, however designated, or by any laws or regulations applicable to the Notes or to such Specified Currency. The Notes will be issued in integral multiples of 1,000 units of any such Specified Currency in excess of their minimum denominations. If any of the Notes are to be denominated in a Specified Currency other than U.S. dollars, or if the principal of and premium, if any, and any interest on any of the Notes not denominated in U.S. dollars is to be payable at the option of the Holder or the Company in U.S. dollars, the applicable Pricing Supplement will provide additional information, including applicable exchange rate information, pertaining to the terms of such Notes and other matters of interest to the Holders thereof.

  "Business Day," with respect to any particular location, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such location are authorized by law or regulation to close. "Market Day" means, with respect to any Note other than any LIBOR Note (as defined below), any Business Day in The City of New York and, with respect to any LIBOR Note, any Business Day in The City of New York which is also a London Business Day. "London Business Day" means any day on which dealings in deposits in the Specified Currency are transacted in the London interbank market. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

  "Original Issue Discount Note" means (i) a Note, including any Zero-Coupon Note, that has a stated redemption price at Maturity that exceeds its Issue Price (as defined below) by at least 0.25% of its principal amount multiplied by the number of full years from the Original Issue Date (as defined below) to the Stated Maturity for such Note and (ii) any other Note designated by the Company as issued with original issue discount for United States federal income tax purposes.

  The Pricing Supplement relating to each Note will describe the following terms, as applicable: (i) the Specified Currency with respect to such Note (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to such Note, including the authorized denomination); (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"); (iii) the date on which such Note will be issued (the "Original Issue Date"); (iv) the date on which such Note will mature (the "Stated Maturity") and whether the Stated Maturity may be extended by the Company and, if so, the Extension Periods and the Final Maturity Date (each as defined below); (v) whether such Note is a Fixed Rate Note or a Floating Rate Note; (vi) if such Note is a Fixed Rate Note, whether such Note is an Amortizing Note; (vii) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, the Interest Payment Date or Dates and, if so specified in the applicable Pricing Supplement, that such rate may be changed by the Company prior to the Stated Maturity and, if so, the basis or formula for such change, if any; (viii) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, if available, the Interest Reset Date or Dates, the Calculation Date or Dates, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Spread, if any, the Spread Multiplier, if any (all as defined below), the Interest Payment Date or Dates, the Index Maturity, and any other terms relating to the particular method of calculating the interest rate for such Note and, if so specified in the applicable Pricing Supplement, that any such Spread and/or Spread Multiplier may be changed by the Company prior to the Stated Maturity and, if so, the basis or formula for such change, if any; (ix) whether such Note is an Original Issue Discount Note and, if so, the yield to maturity; (x) the regular record date or dates (a "Regular Record Date") if other than as set forth below with respect to Fixed Rate Notes and Floating Rate Notes; (xi) whether such Note may be redeemed at the option of the Company, or repaid at the option of the Holder, prior to the Stated Maturity and, if so, the provisions relating to such redemption or repayment; (xii) whether such Note is an Indexed Note and, if so, the specific terms thereof;
(xiii) whether such Note is a Renewable Note (as defined below) and, if so, the specific terms thereof; (xiv) certain special United States federal income tax consequences of the purchase, ownership and disposition of such Note (to the extent not discussed below under "Certain Federal Tax Consequences"); and
(xv) any other term of such Note not inconsistent with the provisions of the Indenture.

  The Notes will constitute unsecured and unsubordinated indebtedness of the Company and will rank pari passu with the Company's other unsecured and unsubordinated indebtedness.

  Certificated Notes may be presented to the Trustee for registration of transfer or exchange at One Illinois Center, 111 East Wacker Drive, Suite 3000, Chicago, Illinois 60601 (the "Corporate Trust Office").

PAYMENT OF PRINCIPAL AND INTEREST

  Unless otherwise specified in the applicable Pricing Supplement, payments of principal of (and premium, if any) and interest on all Notes will be made in the applicable Specified Currency; provided, however, that payments of principal of (and premium, if any) and interest on Notes denominated in other than U.S. dollars will nevertheless be made in U.S. dollars (i) at the option of the Holders thereof under the procedures described below and (ii) at the option of the Company on the basis of the Market Exchange Rate on the last date such Specified Currency was available (the "Conversion Date"), if such Specified Currency is unavailable, in the good faith judgment of the Company, due to the imposition of exchange controls or other circumstances beyond the control of the Company (and any such payment made by the Company will not constitute an Event of Default under the Indenture).

  Payments of interest and principal (and premium, if any) to Beneficial Owners (as defined herein) of Book-Entry Notes are expected to be made in accordance with the Depositary's and its participants' procedures in effect from time to time as described below under "Book-Entry System."

  Unless otherwise specified in the applicable Pricing Supplement, payments of interest and, in the case of Amortizing Notes, principal (and premium, if any) with respect to any Certificated Note to be made in U.S. dollars (other than interest and, in the case of Amortizing Notes, principal payable at Maturity) will be made by mailing a check to the Holder at the address of such Holder appearing on the security register for the Notes on the applicable Regular Record Date. Notwithstanding the foregoing, a Holder of U.S.$10,000,000 or more in aggregate principal amount of Certificated Notes of like tenor and terms shall be entitled to receive such payment of interest in U.S. dollars by wire transfer of immediately available funds to such account with a bank located in the United States as shall be designated by such person, but only if appropriate payment instructions have been received in writing by the Trustee, acting as paying agent (the "Paying Agent," which expression includes any additional or successor paying agent appointed by the Company in accordance with the Indenture), not less than 15 calendar days prior to the applicable Interest Payment Date. Payment of the principal of (and premium, if any) and interest due with respect to any Certificated Note at Maturity to be made in U.S. dollars will be made in immediately available funds upon surrender of such Note at the principal office of the Paying Agent in The City of Chicago, Illinois, provided that the Certificated Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures.

  Unless otherwise specified in the applicable Pricing Supplement, payments of interest and principal (and premium, if any) with respect to any Note to be made in a Specified Currency other than U.S. dollars will be made by wire transfer to such account with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECUs, Brussels) or other jurisdiction acceptable to the Company and the Trustee as shall have been designated at least 15 days prior to the Interest Payment Date or Maturity, as the case may be, by the Holder of such Note on the relevant Regular Record Date or at Maturity, provided that, in the case of payment of principal of (and premium, if any) and any interest due at Maturity, the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Such designation shall be made by filing the appropriate information with the Trustee at its Corporate Trust Office, and, unless revoked, any such designation made with respect to any Note by a Holder will remain in effect with respect to any further payments with respect to such Note payable to such Holder. If a payment with respect to any such Note cannot be made by wire transfer because the required designation has not been received by the Trustee on or before the requisite date or for any other reason, a notice will be mailed to the Holder at its registered address requesting a designation pursuant to which such wire transfer can be made and, upon the Trustees' receipt of such a designation, such payment will be made within 15 days of such receipt. The Company will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but any tax, assessment or governmental charge imposed upon payments will be borne by the Holders of the Notes in respect of which such payments are made.

  If so specified in the applicable Pricing Supplement, except as provided below, payments of interest and principal (and premium, if any) with respect to any Note denominated in other than U.S. dollars will be made in U.S. dollars if the Holder of such Note on the relevant Regular Record Date or at Maturity, as the case may be, has transmitted a written request for such payment in U.S. dollars to the Paying Agent at its principal office in The City of Chicago, Illinois on or prior to such Regular Record Date or the date 15 days prior to Maturity, as the case may be. Such request may be delivered by mail, by hand or by cable, telex or any other form of facsimile transmission. Any such request made with respect to any Note by a Holder will remain in effect with respect to any further payments of interest and principal (and premium, if any) with respect to such Note payable to such Holder, unless such request is revoked by written notice received by the Paying Agent on or prior to the relevant Regular Record Date or the date 15 days prior to Maturity, as the case may be (but no such revocation may be made with respect to payments made on any such Note if an Event of Default has occurred with respect thereto or upon the giving of a notice of redemption). Holders of Notes denominated in other than U.S. dollars whose Notes are registered in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made.

  The U.S. dollar amount to be received by a Holder of a Note denominated in other than U.S. dollars who elects to receive payments in U.S. dollars will be based on the highest indicated bid quotation for the purchase of U.S. dollars for the Specified Currency obtained by the Currency Determination Agent (as defined below) at approximately 11:00 A.M., New York City time, on the second Business Day next preceding the applicable payment date from the bank composite or multi-contributor pages of the Quoting Source for three (or two if three are not available) major banks in The City of New York. The first three (or two) such banks selected by the Currency Determination Agent which are offering quotes on the Quoting Source will be used. If fewer than two such bid quotations are available at 11:00 A.M., New York City time, on the second Business Day next preceding the applicable payment date, such payment will be based on the Market Exchange Rate as of the second Business Day next preceding the applicable payment date. If the Market Exchange Rate for such date is not then available, such payment will be made in the Specified Currency. As used herein, the "Quoting Source" means Reuters Monitor Foreign Exchange Service or, if the Currency Determination Agent determines that such service is not available, Telerate Monitor Foreign Exchange Service or, if the Currency Determination Agent determines that neither service is available, such comparable display or other comparable manner of obtaining quotations as shall be agreed between the Company and the Currency Determination Agent. All currency exchange costs associated with any payment in U.S. dollars on any such Note will be borne by the Holder thereof by deductions from such payment. Unless otherwise provided in the applicable Pricing Supplement, First Trust National Association will be the Currency Determination Agent (the "Currency Determination Agent") with respect to the Notes.

  If payment in respect of a Note is required to be made in any currency unit (e.g., ECUs) and such currency unit is unavailable, in the good faith judgment of the Company, due to the imposition of exchange controls or other circumstances beyond the Company's control, then all payments in respect of such Note shall be made in U.S. dollars until such currency unit is again available. The amount of each payment of U.S. dollars shall be computed on the basis of the equivalent of the currency unit in U.S. dollars, which shall be determined by the Currency Determination Agent on the following basis. The component currencies of the currency unit for this purpose (the "Component Currencies") shall be the currency amounts that were components of the currency unit as of the last date such currency unit was available (the "Conversion Date"). The equivalent of the currency unit in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Component Currencies. The U.S. dollar equivalent of each of the Component Currencies shall be determined by the Currency Determination Agent on the basis of the Market Exchange Rate for each such Component Currency that is available as of the third Business Day prior to the date on which the relevant payment is due and for each such Component Currency that is unavailable, if any, as of the Conversion Date for such Component Currency.

  If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of that currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as

Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

  All determinations referred to above made by the Currency Determination Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on Holders of Notes.

  If any Interest Payment Date, other than Maturity, for any Floating Rate Note would otherwise be a day that is not a Market Day (or, in the case of any Note denominated in other than U.S. dollars, a Business Day in the country issuing the Specified Currency (or, in the case of ECUs, Brussels)), such Interest Payment Date shall be postponed to the next day that is a Market Day, except that in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Market Day. If the Maturity for any Fixed Rate Note or Floating Rate Note or the Interest Payment Date for any Fixed Rate Note falls on a day that is not a Market Day, payment of principal, premium, if any, and interest with respect to such Note will be paid on the next succeeding Market Day with the same force and effect as if made on the due date, and no interest shall be payable on the date of payment for the period from and after the due date.

  Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described in the Prospectus under "Description of Debt Securities--Events of Default," the amount of principal due and payable with respect to such Note shall be the Amortized Face Amount of such Note as of the date of such declaration. The "Amortized Face Amount" of an Original Issue Discount Note shall be an amount equal to the sum of (i) the aggregate principal amount of such Note multiplied by the Issue Price set forth in the applicable Pricing Supplement plus (ii) the portion of the difference between the Issue Price and the principal amount of such Note that has accrued at the yield to maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) to such date of declaration, but in no event shall the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

INTEREST AND INTEREST RATES

  Each Note other than a Zero-Coupon Note will bear interest from its Original Issue Date or from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for at a fixed rate or rates per annum, or at a rate or rates per annum determined pursuant to a Base Rate stated therein and in the applicable Pricing Supplement that may be adjusted by a Spread and/or Spread Multiplier, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at Maturity. "Maturity" means the date on which the principal of a Note or an installment of principal becomes due and payable in full in accordance with its terms and the terms of the Indenture, whether at Stated Maturity or by declaration of acceleration, call for redemption, repayment or otherwise. Interest will be payable to the Holder at the close of business on the Regular Record Date next preceding such Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date for such Note and the succeeding Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date for such Note to the Holder on such next Regular Record Date.

  Interest rates, Base Rates, Spreads and Spread Multipliers are subject to change by the Company from time to time but no such change will affect any Note theretofore issued or which the Company has agreed to sell. The Interest Payment Dates and the Regular Record Dates for each Fixed Rate Note shall be as described below under "Fixed Rate Notes." The Interest Payment Dates for each Floating Rate Note shall be as described below under "Floating Rate Notes" and in the applicable Pricing Supplement, and the Regular Record Dates for a Floating Rate Note will be the fifteenth day (whether or not a Market
Day) next preceding each Interest Payment Date.

FIXED RATE NOTES

  Each Fixed Rate Note will bear interest from its Original Issue Date at the annual rate or rates stated thereon and in the applicable Pricing Supplement. Payments of interest on any Fixed Rate Note with respect to any Interest Payment Date will include interest accrued to but excluding such Interest Payment Date. Fixed Rate Notes may bear one or more annual rates of interest during the periods or under the circumstances specified therein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest on the Fixed Rate Note will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in an applicable Pricing Supplement, the Interest Payment Dates for the Fixed Rate Notes other than Amortizing Notes will be March 15 and September 15 of each year, and the Regular Record Dates will be February 28 and August 31 of each year. Unless otherwise specified in the applicable Pricing Supplement, payments of principal and interest on Amortizing Notes will be made either quarterly on each March 15, June 15, September 15 and December 15 or semiannually on each March 15 and September 15 as set forth in the applicable Pricing Supplement, and at Maturity. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser thereof and will be available, upon request, to subsequent Holders.

FLOATING RATE NOTES

  Each Floating Rate Note will bear interest at a rate determined by reference to an interest rate basis (the "Base Rate"), which may be adjusted by adding to or subtracting from the Base Rate a fixed percentage per annum (the "Spread") and/or by multiplying the Base Rate by a fixed interest factor (the "Spread Multiplier"). The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note: (a) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (b) the Federal Funds Rate (a "Federal Funds Rate Note"), (c) the CD Rate (a "CD Rate Note"),
(d) LIBOR (a "LIBOR Note"), (e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note") or (g) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note.

  Each Floating Rate Note will bear interest from its Original Issue Date to the first Interest Reset Date (as defined below) for such Note at the Initial Interest Rate (the "Initial Interest Rate") set forth on the face thereof and, if available, in the applicable Pricing Supplement. Thereafter, the interest rate on each Floating Rate Note for each Reset Period (as defined below) will be equal to the interest rate calculated by reference to the Base Rate specified on the face thereof and in the applicable Pricing Supplement plus or minus the Spread, if any, and/or times the Spread Multiplier, if any. The Spread and/or Spread Multiplier for a Floating Rate Note may be subject to adjustment during a Reset Period under circumstances specified therein and in the applicable Pricing Supplement.

  The Company will appoint, and enter into an agreement with, an agent (a "Calculation Agent") to calculate interest rates on Floating Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent for each Floating Rate Note will be First Trust National Association. All determinations to be made by the Calculation Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of Notes.

  The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such type of period being the "Reset Period" for such Note, and the first day of each Reset Period being an "Interest Reset Date"), as specified on the face thereof and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week; in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of each March, June, September and December; in the case of Floating Rate Notes that reset semiannually, the third Wednesday of each of two months of each year specified on the face thereof and in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year specified on the face thereof and in the applicable Pricing Supplement. If an Interest Reset Date for a Floating Rate Note would otherwise be a day that is not a Market Day, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Market Day, except that, in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day.

  The interest rate for each Reset Period will be the rate determined by the Calculation Agent on the Calculation Date pertaining to such Reset Period by reference to the Interest Determination Date pertaining to such Reset Period. Unless otherwise specified in the applicable Pricing Supplement, the "Interest Determination Date" pertaining to a Reset Period for (a) a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), (b) a Federal Funds Rate Note (the "Federal Funds Interest Determination Date"), (c) a CD Rate Note (the "CD Interest Determination Date") or (d) a Prime Rate Note (the "Prime Interest Determination Date") will be the second Market Day prior to the Interest Reset Date that commences such Reset Period. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to a Reset Period for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Business Day prior to the Interest Reset Date that commences such Reset Period. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to a Reset Period for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which the Interest Reset Date that commences such Reset Period falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Reset Period commencing in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" pertaining to any Reset Period shall be the earlier of (i) the tenth calendar day after the Interest Determination Date pertaining to such Reset Period or, if such day is not a Market Day, the next succeeding Market Day or (ii) the Market Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

  Except as provided below or in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable, in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified on the face thereof and in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semiannually, on the third Wednesday of each of two months of each year specified on the face thereof and in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, on the third Wednesday of one month of each year specified on the face thereof and in the applicable Pricing Supplement (each such day being an "Interest Payment Date").

  Except as provided in the applicable Pricing Supplement, each payment of interest on a Floating Rate Note will include interest accrued to but excluding the applicable Interest Payment Date; provided, however, that if such Note resets daily or weekly, interest payable on any Interest Payment Date, other than interest payable on any date on which principal for such Note is payable, will include interest accrued to and including the next preceding Regular Record Date. Accrued interest from the Original Issue Date, or from the last date to which interest has been paid or duly provided for, is calculated by multiplying the face amount of a Note by an accrued interest factor. The accrued interest factor is computed by adding the interest factors calculated for each day from the Original Issue Date, or from the last date to which interest has been paid or duly provided for, to the date for which accrued interest is being calculated. Unless otherwise specified in the Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such date by 360, in the case of Commercial Paper Rate Notes, Federal Funds Rate Notes, CD Rate Notes, Prime Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes.

  All percentages resulting from any calculation on Floating Rate Notes will be rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point with five one-millionths of one percentage point being rounded upward (e.g., 9.876545% or .09876545, being rounded to 9.87655% or
 .0987655, respectively), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

  The Calculation Agent will, upon the request of the Holder of any Floating Rate Note, provide the interest rate then in effect and, if different, the interest rate that will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Note.

  Any Floating Rate Note may also have either or both of the following: (i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest that may accrue during any Reset Period (the "Maximum Interest Rate") and (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any Reset Period (the "Minimum Interest Rate"). The interest rate on any Note will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested, including Notes purchased by an Agent or Agents in such aggregate principal amount or more for resale to investors.

Commercial Paper Rate Notes

  Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in such Commercial Paper Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors ("H.15(519)") under the heading "Commercial Paper." In the event that such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 p.m. Quotation for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, then the Commercial Paper Rate for such Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized securities rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

  "Money Market Yield" means a yield (expressed as a percentage rounded to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:

                                     D X 360
            Money Market Yield =  ------------- X 100
                                  360 - (D X M)
where "D" refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

Federal Funds Rate Notes

  Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate Note and the Spread and/or Spread Multiplier, if any) specified in such Federal Funds Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, then the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates as of 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Federal Funds Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

CD Rate Notes

  Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any), specified in such CD Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, the CD Rate will be the rate on such CD Interest Determination Date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit." If such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, then the CD Rate for such CD Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate with respect to such CD Interest Determination Date will be the CD Rate in effect on such CD Interest Determination Date.

LIBOR Notes

  Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in such LIBOR Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

    (i) With respect to a LIBOR Interest Determination Date, LIBOR will be, as specified in the applicable Pricing Supplement, either: (a) the arithmetic mean of the offered rates for deposits in the Designated Deposit Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second Market Day immediately following such LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for deposits in the Designated Deposit Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second Market Day immediately following such LIBOR Interest Determination Date, that appears on Telerate Page 3750 as of 11:00 A.M., London time, on such LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace page LIBO on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for the Designated Deposit Currency). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If at least two such offered rates appear on the Reuters Screen LIBO Page, the rate in respect of such LIBOR Interest Determination Date will be the arithmetic mean of such offered rates as determined by the Calculation Agent. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on Telerate Page 3750, as applicable, LIBOR in respect of such LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

    (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in (i)(a) above, or on which no rate appears on Telerate Page 3750, as specified in (i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in the Designated Deposit Currency having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent (the "Reference Banks") to prime banks in the London interbank market, commencing on the second Market Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in the Designated Deposit Currency to leading European banks having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second Market Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will be the interest rate otherwise in effect on such LIBOR Interest Determination Date. "Designated Deposit Currency" means, with respect to any LIBOR Note, the currency (including a currency unit), if any, designated in the applicable LIBOR Note as the Designated Deposit Currency. If no such currency is designated in the applicable LIBOR Note, the Designated Deposit Currency shall be U.S. dollars.

Prime Rate Notes

  Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if
any) specified in such Prime Rate Note and in the applicable Pricing
Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan," or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Prime Interest Determination Date, the Prime Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page as such bank's prime rate or base lending rate as in effect for such Prime Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Interest Determination Date, the rate shall be the arithmetic mean of the prime rates (quoted on the basis of the actual number of days in the year divided by 360) as of the close of business on such Prime Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are quoted as aforesaid, the Prime Rate for such Prime Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the prime rates quoted in The City of New York on such date by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least U.S.$500,000,000 and being subject to supervision or examination by a federal or State authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the Prime Rate is not published in H.15(519) and the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate with respect to such Prime Interest Determination Date will be the interest rate otherwise in effect on such Prime Interest Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Treasury Rate Notes

  Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in such Treasury Rate Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "U.S. Government Securities--Treasury Bills--auction average (investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary U.S. government securities dealers in the City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate with respect to such Treasury Interest Determination Date will be the interest rate otherwise in effect on such Treasury Interest Determination Date.

CURRENCY INDEXED NOTES

General

  The Company may from time to time offer Notes the principal amount payable at Maturity and/or the interest rate of which is determined by reference to the rate of exchange between the currency or composite currency in which such Notes (the "Currency Indexed Notes") are denominated (the "Denominated Currency") and the other currency or composite currency specified as the Indexed Currency (the "Indexed Currency") in the applicable Pricing Supplement, or as determined in such other manner as may be specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, Holders of Currency Indexed Notes will be entitled to receive (i) an amount exceeding the stated face amount of the principal (the "Face Amount") of, and/or interest calculated at the stated rate of interest on, their Currency Indexed Notes if, at Maturity or upon the relevant Interest Payment Date, as the case may be, the rate at which the Denominated Currency can be exchanged for the Indexed Currency exceeds the rate of such exchange designated as the Base Exchange Rate, expressed in units of the Indexed Currency per one unit of the Denominated Currency, in the applicable Pricing Supplement (the "Base Exchange Rate") or (ii) an amount less than such Face Amount and/or interest calculated at such stated interest rate if, at Maturity or upon the relevant Interest Payment Date, as the case may be, the rate at which the Denominated Currency can be exchanged for the Indexed Currency is less than such Base Exchange Rate, in each case determined as described below under "Payment of Principal and Interest." Information as to the relative historical value (which information is not necessarily indicative of relative future value) of the applicable Denominated Currency against the applicable Indexed Currency, any exchange controls applicable to such Denominated Currency or Indexed Currency and certain tax consequences to Holders of Currency Indexed Notes will be set forth in the applicable Pricing Supplement.

Payment of Principal and Interest

  Unless otherwise specified in the applicable Pricing Supplement, the payment of principal at Maturity and interest on each Interest Payment Date (until the principal thereof is paid or made available for payment) will be payable in the Denominated Currency (except as otherwise described under "Payment Currency") in amounts calculated in the manner described below.

  Unless otherwise specified in the applicable Pricing Supplement, principal at Maturity, if indexed, will be payable in an amount equal to the Face Amount of the Currency Indexed Note, plus or minus an amount determined by reference to the difference between the Base Exchange Rate specified in the applicable Pricing Supplement and the rate at which the Denominated Currency can be exchanged for the Indexed Currency on the second Business Day (the "Determination Date") prior to the Maturity of such Currency Indexed Note, as determined by the determination agent specified in the applicable Pricing Supplement (the "Determination Agent"). Such rate of exchange shall be based upon the highest bid of the open market spot offer quotations for the Indexed Currency (spot bid quotations for the Denominated Currency) obtained by the Determination Agent from the Reference Dealers in The City of New York at approximately 11:00 A.M., New York City time, on the Determination Date, for an amount of Indexed Currency equal to the aggregate Face Amount of such Currency Indexed Notes multiplied by the Base Exchange Rate, with settlement on the Maturity to be in the Denominated Currency (such rate of exchange, as so determined and expressed in units of the Indexed Currency per one unit of the Denominated Currency, is hereafter referred to as the "Spot Rate"). If such quotations from the Reference Dealers are not available on the Determination Date due to circumstances beyond the control of the Company or the Determination Agent, the Spot Rate will be determined on the basis of the most recently available quotations from the Reference Dealers. As used herein, the term "Reference Dealers" shall mean the three banks or firms specified as such in the applicable Pricing Supplement, or if any of them shall be unwilling or unable to provide the requested quotations, such other major money center bank or banks in The City of New York selected by the Determination Agent to act as Reference Dealer or Dealers in replacement therefor. The principal amount of and interest on the Currency Indexed Notes determined by the Determination Agent to be payable will be payable to the Holders thereof in the manner set forth herein and in the applicable Pricing Supplement. In the absence of manifest error, the determination by the Determination Agent of the Spot Rate and of the amount of principal and interest payable in respect of Currency Indexed Notes shall be final and binding on the Company and the Holders of such Currency Indexed Notes.

  Unless otherwise specified in the applicable Pricing Supplement, on the basis of the aforesaid determination by the Determination Agent and the formulas and limitations set forth below, (i) if the Base Exchange Rate equals the Spot Rate for any Currency Indexed Note, then the principal amount of such Currency Indexed Note payable at Maturity would be equal to the Face Amount of such Currency Indexed Note; (ii) if the Spot Rate exceeds the Base Exchange Rate (i.e., the Denominated Currency has appreciated against the Indexed Currency during the term of the Currency Indexed Note), then the principal amount so payable would be greater than the Face Amount of such Currency Indexed Note; (iii) if the Spot Rate is less than the Base Exchange Rate (i.e., the Denominated Currency has depreciated against the Indexed Currency during the term of the Currency Indexed Note) but is greater than one-half of the Base Exchange Rate, then the principal amount so payable would be less than the Face Amount of such Currency Indexed Note; and (iv) if the Spot Rate is less than or equal to one-half of the Base Exchange Rate, then the Spot Rate will be deemed to be one-half of the Base Exchange Rate and no principal amount of the Currency Indexed Note would be payable at Maturity.

  With respect to the payment of interest on each Interest Payment Date, if indexed, the amount will be the Face Amount multiplied by the relevant interest rate, indexed as specified in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the formulas to be used by the Determination Agent to determine the principal amount of a Currency Indexed Note payable at Maturity and the interest payable on each Interest Payment Date will be as follows:

  As to principal, if the Spot Rate equals or exceeds the Base Exchange Rate, the principal amount of a Currency Indexed Note payable at Maturity shall equal:

              Face Amount + (Face Amount X Spot Rate - Base Exchange Rate)
                                           ------------------------
                                                   Spot Rate

and if the Base Exchange Rate exceeds the Spot Rate, the principal amount of a Currency Indexed Note payable at Maturity (which shall, in no event, be less than zero) shall equal:

              Face Amount + (Face Amount X Base Exchange Rate - Spot Rate)
                                           ------------------------
                                                   Spot Rate

  As to interest, the amount of interest payable on any Interest Payment Date on a Currency Indexed Note shall equal:

                  Face Amount X Stated Interest Rate X Base Exchange Rate
                                                       --------------
                                                          Spot Rate

OTHER INDEXED NOTES AND CERTAIN TERMS APPLICABLE TO ALL INDEXED NOTES

  In addition to Currency Indexed Notes, Notes may be issued as other Indexed Notes, the principal amount payable at Maturity and/or the interest rate to be paid thereon to be determined by reference to the relationship between two or more currencies, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas. The Pricing Supplement relating to such an Indexed Note will describe, as applicable, the method by which the amount of interest payable on any Interest Payment Date and the amount of principal payable at Maturity in respect of such Indexed Note will be determined, certain tax consequences to Holders of Indexed Notes, certain risks associated with an investment in such Indexed Notes and other information relating to such Indexed Notes.

  Unless otherwise specified in the applicable Pricing Supplement, the maximum principal amount payable at Maturity in respect of any Indexed Note will be an amount equal to twice the face amount thereof and the minimum principal amount so payable will be zero.

  Unless otherwise specified in the applicable Pricing Supplement, (i) for the purpose of determining whether Holders of the requisite principal amount of Debt Securities outstanding under the Indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of Indexed Notes will be deemed to be the U.S. dollar equivalent, determined on the Original Issue Date of such Indexed Note, of such principal (or, in the case of a discounted Indexed Note, the U.S. dollar equivalent on the Original Issue Date equal to the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Stated Maturity thereof) and (ii) if the payment of principal of and interest on any Indexed Note is accelerated in accordance with the provisions described under "Description of Debt Securities--Events of Default" in the Prospectus, then the Company shall pay to the Holder of such Indexed Note on the date of acceleration the principal amount determined by reference to the formula by which the principal amount of such Indexed Note would be determined on the Stated Maturity thereof, as if the date of acceleration were the Stated Maturity.

  An investment in Indexed Notes entails significant risks, including wide fluctuations in market value as well as in the amounts of payments due thereunder, that are not associated with a similar investment in a conventional debt security. Such risks depend on a number of factors including supply and demand for the particular commodity and economic and political events over which the Company has no control. Fluctuations in the price of any particular security or commodity, in the rates of exchange between particular currencies or in particular indices that have occurred in the past are not necessarily indicative, however, of fluctuations in the price or rates of exchange that may occur during the term of any Indexed Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in Indexed Notes. Indexed Notes are not an appropriate investment for investors who are unsophisticated with respect to securities, commodities and/or foreign currency transactions.

DUAL CURRENCY NOTES

  The Company may from time to time offer Notes (the "Dual Currency Notes") as to which the Company has a one time option, exercisable on any one of the dates specified in the applicable Pricing Supplement (each an "Option Election Date") in whole, but not in part, with respect to all Dual Currency Notes issued on the same day and having the same terms (a "Tranche"), of thereafter making all payments of principal, premium, if any, and interest (which payments would otherwise be made in the Specified Currency of such Notes) in the optional currency specified in the applicable Pricing Supplement (the "Optional Payment Currency"). Information as to the relative value of the Specified Currency compared to the Optional Payment Currency will be set forth in the applicable Pricing Supplement.

  The Pricing Supplement for each issuance of Dual Currency Notes will specify, among other things, the Specified Currency and Optional Payment Currency of such issuance and the Designated Exchange Rate for such issuance, which will be a fixed exchange rate used for converting amounts denominated in the Specified Currency into amounts denominated in the Optional Payment Currency (the "Designated Exchange Rate"). The Pricing Supplement will also specify the Option Election Dates and Interest Payment Dates for the related issuance of Dual Currency Notes. Each Option Election Date will be a certain number of days before an Interest Payment Date or the Stated Maturity, as set forth in the applicable Pricing Supplement, and will be the date on which the Company may select whether to make all scheduled payments due thereafter in the Optional Payment Currency rather than in the Specified Currency.

  If the Company makes such an election, the amount payable in the Optional Payment Currency shall be determined using the Designated Exchange Rate specified in the applicable Pricing Supplement. If such election is made, notice of such election shall be mailed in accordance with the terms of the applicable Tranche of Dual Currency Notes within two Business Days of the Option Election Date and shall state (i) the first date, whether an Interest Payment Date and/or the Stated Maturity, on which scheduled payments in the Optional Payment Currency will be made and (ii) the Designated Exchange Rate. Any such notice by the Company, once given, may not be withdrawn. The equivalent value in the Specified Currency of payments made after such an election may be less, at the then current exchange rate, than if the Company had made such payment in the Specified Currency.

  For federal income tax purposes, Holders of Dual Currency Notes may be subject to rules which differ from the general rules applicable to Holders of other types of Notes offered hereby. See "Certain Federal Tax Consequences." The applicable Pricing Supplement will describe certain tax consequences to Holders of Dual Currency Notes.

AMORTIZING NOTES

  The Company may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth on such Notes.

ORIGINAL ISSUE DISCOUNT NOTES

  The Company may from time to time offer Original Issue Discount Notes. The applicable Pricing Supplement to certain Original Issue Discount Notes may provide that Holders of such Notes will not receive periodic payments of interest. For the purpose of determining whether Holders of the requisite principal amount of Debt Securities outstanding under the Indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of Original Issue Discount Notes shall be deemed to be the amount of the principal that would be due and payable upon declaration of acceleration of the Stated Maturity thereof as of the date of such determination.

  Notwithstanding anything in this Prospectus Supplement to the contrary, unless otherwise specified in the applicable Pricing Supplement, if a Note is an Original Issue Discount Note, the amount payable on such Note in the event of Maturity prior to the Stated Maturity shall be the Amortized Face Amount of such Note as of such Maturity.

INTEREST RATE RESET

  If the Company has the option with respect to any Note to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, the Pricing Supplement relating to such Note will indicate such option, and, if so, (i) the date or dates on which such interest rate or such Spread and/or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date") and (ii) the basis or formula, if any, for such resetting.

  The Company may exercise such option with respect to a Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to an Optional Reset Date for such Note. Not later than 40 days prior to such Optional Reset Date, the Paying Agent will mail to the Holder of such Note a notice (the "Reset Notice"), first class, postage prepaid, setting forth (i) the election of the Company to reset the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, (ii) such new interest rate or such new Spread and/or Spread Multiplier, as the case may be, and (iii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Stated Maturity of such Note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period.

  Notwithstanding the foregoing, not later than 20 days prior to an Optional Reset Date for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, in either case provided for in the Reset Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Subsequent Interest Period commencing on such Optional Reset Date by mailing or causing the Paying Agent to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread and/or Spread Multiplier is reset on an Optional Reset Date will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note.

  If the Company elects to reset the interest rate or the Spread and/or Spread Multiplier of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company on any Optional Reset Date at a price equal to the principal amount thereof plus any accrued interest to such Optional Reset Date. In order for a Note to be so repaid on an Optional Reset Date, the Holder thereof must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to such Optional Reset Date and except that a Holder who has tendered a Note for repayment pursuant to a Reset Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until the close of business on the tenth day prior to such Optional Reset Date.

EXTENSION OF MATURITY

  If the Company has the option to extend the Stated Maturity of any Note for one or more periods (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in the Pricing Supplement relating to such Note, such Pricing Supplement will indicate such option and the basis or formula, if any, for setting the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, applicable to any such Extension Period.

  The Company may exercise such option with respect to a Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to the Stated Maturity of such Note in effect prior to the exercise of such option (the "Original Stated Maturity"). No later than 40 days prior to the Original Stated Maturity, the Paying Agent will mail to the Holder of such Note a notice (the "Extension Notice") relating to such Extension Period, first class, postage prepaid, setting forth (i) the election of the Company to extend the Stated Maturity of such Note, (ii) the new Stated Maturity, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread and/or Spread Multiplier applicable to the Extension Period, and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Paying Agent of an Extension Notice to the Holder of a Note, the Stated Maturity of such Note shall be extended automatically as set forth in the Extension Notice, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

  Notwithstanding the foregoing, not later than 20 days prior to the Original Stated Maturity for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Extension Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the Paying Agent to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Stated Maturity is extended will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period.

  If the Company elects to extend the Stated Maturity of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company at the Original Stated Maturity at a price equal to the principal amount thereof plus any accrued interest to such date. In order for a Note to be so repaid on the Original Stated Maturity, the Holder thereof must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to the Original Stated Maturity and except that a Holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Paying Agent revoke any such tender for repayment until the close of business on the tenth day prior to the Original Stated Maturity.

RENEWABLE NOTES

  The Company may from time to time offer Notes which will mature on an Interest Payment Date specified in the applicable Pricing Supplement occurring in or prior to the twelfth month following the Original Issue Date of such Notes (the "Initial Maturity Date") unless the term of all or any portion of any such Note (a "Renewable Note") is renewed in accordance with the procedures described below.

  On the Interest Payment Date occurring in the sixth month (unless a different interval (the "Special Election Interval") is specified in the applicable Pricing Supplement) prior to the Initial Maturity Date of a Renewable Note (the "Initial Renewal Date") and on the Interest Payment Date occurring in each sixth month (or in the last month of each Special Election Interval) after such Initial Renewal Date (each, together with the Initial Renewal Date, a "Renewal Date"), the term of such Renewable Note may be extended to the Interest Payment Date occurring in the twelfth month (or, if a Special Election Interval is specified in the applicable Pricing Supplement, the last month in a period equal to twice the Special Election Interval) after such Renewal Date, if the Holder of such Renewable Note elects to extend the term of such Renewable Note or any portion thereof as described below. If a Holder does not elect to extend the term of any portion of the principal amount of a Renewable Note during the specified period prior to any Renewal Date, such portion will become due and payable on the Interest Payment Date occurring in the sixth month (or the last month in the Special Election Interval) after such Renewal Date (the "New Maturity Date").

  A Holder of a Renewable Note may elect to renew the term of such Renewable Note, or if so specified in the applicable Pricing Supplement, any portion thereof, by delivering a notice to such effect to the Trustee (or any duly appointed paying agent) at the Corporate Trust Office not less than 15 nor more than 30 days prior to such Renewal Date (unless another period is specified in the applicable Pricing Supplement as the "Special Election Period"). Such election will be irrevocable and will be binding upon each subsequent Holder of such Renewable Note. An election to renew the term of a Renewable Note may be exercised with respect to less than the entire principal amount of such Renewable Note only if so specified in the applicable Pricing Supplement and only in such principal amount, or any integral multiple in excess thereof, as is specified in the applicable Pricing Supplement. Notwithstanding the foregoing, the term of the Renewable Notes may not be extended beyond the Stated Maturity specified for such Renewable Notes in the applicable Pricing Supplement.

  If the Holder does not elect to renew the term, such Renewable Note must be presented to the Trustee (or any duly appointed paying agent) simultaneously with notice of such election (or, in the event notice of such election, together with a guarantee of delivery within five Business Days, is transmitted on behalf of a Holder from a member of a national securities exchange, the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States, within five Business Days of the date of such notice). With respect to a Renewable Note that is a Certificated Note, as soon as practicable following receipt of such Renewable Note the Trustee (or any duly appointed paying agent) shall issue in exchange therefor in the name of such Holder (i) a Note, in a principal amount equal to the principal amount of such exchanged Renewable Note for which the election not to renew the term thereof was exercised, with terms identical to those specified on such Renewable Note (except for the Original Issue Date and the Initial Interest Rate and except that such Note shall have a fixed, nonrenewable Stated Maturity on the New Maturity Date) and (ii) if such election not to renew is made with respect to less than the full principal amount of such Holder's Renewable

Note, a replacement Renewable Note, in a principal amount equal to the principal amount of such exchanged Renewable Note for which the election to renew was made, with terms identical to such exchanged Renewable Notes.

COMBINATION OF PROVISIONS

  If so specified in the applicable Pricing Supplement, any Note may be subject to all of the provisions, or any combination of the provisions, described above under "Interest Rate Reset," "Extension of Maturity" and "Renewable Notes."

REDEMPTION AND REPAYMENT

  Unless one or more Redemption Dates ("Redemption Dates") are specified in the applicable Pricing Supplement, the Notes will not be redeemable prior to their Stated Maturity. If one or more Redemption Dates are so specified with respect to any Note, the applicable Pricing Supplement will also specify one or more redemption prices (expressed as a percentage of the principal amount of such Note) ("Redemption Prices") and the redemption period or periods ("Redemption Periods") during which such Redemption Prices shall apply. Unless otherwise specified in the applicable Pricing Supplement, any such Note shall be redeemable at the option of the Company at the specified Redemption Price applicable to the Redemption Period during which such Note is to be redeemed, together with interest accrued to the Redemption Date. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Company may redeem any of the Notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice.

  Unless otherwise specified in the applicable Pricing Supplement, Notes cannot be repaid prior to Stated Maturity. If a Note is repayable at the option of the Holder on a date or dates specified prior to Stated Maturity, the applicable Pricing Supplement will set forth the price or prices of such repayment, together with accrued interest to the date of repayment.

  In order for a Note that is repayable at the option of the Holder to be repaid, the Paying Agent must receive at least 30 days but not more than 60 days prior to the repayment date (a) appropriate wire instructions and (b) either (i) the Note with the form entitled "Option to Elect Repayment" attached to the Note duly completed or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the NASD or a commercial bank or trust company in the United States setting forth the name of the Holder of the Note, the principal amount of the Note, the portion of the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" attached to the Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed must be received by the Paying Agent by such fifth Business Day. Exercise of the repayment option by the Holder of a Note shall be irrevocable, except as otherwise described above under "Interest Rate Reset" and "Extension of Maturity." The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination. No transfer or exchange of any Note (or, in the event that any Note is to be repaid in part, the portion of the Note to be repaid) will be permitted after exercise of a repayment option. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the Trustee, whose determination will be final, binding and non-appealable.

  If a Note is represented by a Global Security, the Depositary's nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

  Notwithstanding anything in this Prospectus Supplement to the contrary, unless otherwise specified in the applicable Pricing Supplement, if a Note is an Original Issue Discount Note, the amount payable on such Note in the event of redemption or repayment prior to its Stated Maturity shall be the Amortized Face Amount of such Note, as specified in the applicable Pricing Supplement, as of the Redemption Date or the date of repayment, as the case may be.

REPURCHASE

  The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

OTHER PROVISIONS

  Any provisions with respect to the determination of an interest rate basis, the specification of interest rate basis, calculation of the interest rate applicable to, or the principal payable at Maturity on, any Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms as specified under "Other Provisions" on the face of such Note, or in an addendum relating thereto if so specified on the face thereof, and in the applicable Pricing Supplement.

BOOK-ENTRY SYSTEM

  The Depositary will act as securities depositary for the Book-Entry Notes. The Book-Entry Notes will be issued as fully-registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully-registered Global Security will be issued for each issue of the Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200 million, one Global Security will be issued with respect to each $200 million of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

  The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the NASD. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

  Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Book-Entry Notes, except in the event that use of the book-entry system for one or more Book-Entry Notes is discontinued.

  To facilitate subsequent transfers, all Global Securities deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Global Securities with the Depositary and their registration in the name of Cede & Co. effects no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes are being redeemed, and unless otherwise notified by either the Company or the Trustee, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

  Neither the Depositary nor Cede & Co. will consent or vote with respect to Book-Entry Notes. Under its usual procedures, the Depositary will mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal and interest payments on the Book-Entry Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participant and not of the Depositary, any Agents, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or Agents, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  A Beneficial Owner shall give notice to elect to have its Book-Entry Notes purchased or tendered, through its Participant, to the Paying Agent, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Book-Entry Notes, on the Depositary's records, to the Paying Agent. The requirement for physical delivery of Book-Entry Notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

  If the Depositary is at any time unwilling or unable to continue as depositary or if the Depositary ceases to be a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act, and, in either case, a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Certificated Notes in exchange for Book-Entry Notes represented by Global Securities. In addition, the Company may at any time, and in its sole discretion, determine not to have one or more Book-Entry Notes represented by one or more Global Securities and, in such event, will issue individual Certificated Notes in exchange for Book- Entry Notes represented by Global Securities. If the Notes are Book-Entry Notes represented by one or more Global Securities and if an Event of Default with respect to the Notes shall have occurred and be continuing, the Company will issue individual Certificated Notes in exchange for such Book-Entry Notes represented by Global Securities.

  The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

  Neither the Company, the Trustee, any paying agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

                       CERTAIN FEDERAL TAX CONSEQUENCES

  The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. It deals only with Notes held as capital assets and does not deal with persons in special tax situations, such as financial institutions, insurance companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. As previously indicated, in the event the Company intends to issue Currency Indexed Notes, Indexed Notes or Dual Currency Notes, the applicable Pricing Supplement will summarize certain federal income tax consequences of the purchase, ownership and disposition of Currency Indexed Notes, Indexed Notes or Dual Currency Notes. Persons considering the purchase of any Note should consult their tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate (or, for tax years beginning on or before December 31, 1996, a trust) the income of which is subject to United States federal income taxation regardless of its source or (iv) for tax years beginning after December 31, 1996 (unless earlier elected), any trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder. For purposes of the following discussion it is assumed that the functional currency of a U.S. Holder is the U.S. dollar.

U.S. HOLDERS

 General

  Payments of Interest. Payments of interest on a Note that are not included in original issue discount, as discussed below, generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's method of accounting for tax purposes).

  Original Issue Discount. The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Discount Notes"). This summary is based on final Treasury Regulations published by the Internal Revenue Service (the "IRS") on January 27, 1994, and on June 14, 1996, which set forth rules applicable to "contingent payment debt instruments" (collectively, the "OID Regulations").

  A Note with a term greater than one year may be issued with original issue discount for federal income tax purposes. Original issue discount will arise if the "stated redemption price at maturity" of a Note exceeds its "issue price" by more than a de minimis amount. In general, the stated redemption price at maturity is the sum of all payments under a Note other than payments of "qualified stated interest," as described below.

  A U.S. Holder of a Discount Note must include original issue discount in income for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of cash payments attributable to such income, regardless of such U.S. Holder's method of accounting for tax purposes. The Company will report annually to the IRS and to holders of Notes the original issue discount accrued with respect to each Note. Prospective holders are advised to consult their tax advisers with respect to the particular original issue discount characteristics of the Note that is being purchased.

  A U.S. Holder who purchases a Discount Note for an amount that is greater than its "adjusted issue price," and less than or equal to its stated redemption price at maturity, as of the purchase date, will be considered to have purchased the Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such holder must include in its gross income with respect to such Note for any taxable year (or portion thereof in which the holder holds the Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

  The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at (i) a single fixed rate, (ii) a single qualified floating rate, or (iii) a single objective rate. In the latter two cases, in order for interest to be considered qualified stated interest, the Note must be considered a "variable rate debt instrument" under the OID Regulations, as described below. Interest that is stated at an initial fixed rate for not more than one year, followed by a qualified floating rate or an objective rate, is treated as a single qualified floating rate or objective rate if the value of the variable rate on the issue date is intended to approximate the fixed rate. A "qualified floating rate" is any floating rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated (e.g., the Prime Rate or LIBOR). If a debt instrument provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the instrument, the qualified floating rates together constitute a single qualified floating rate. A qualified floating rate includes a variable rate equal to (i) the product of an otherwise qualified floating rate and a fixed multiple (i.e., a Spread Multiplier) that is greater than 0.65 but not more than 1.35 or (ii) an otherwise qualified floating rate (or the product described in clause (i)) plus or minus a fixed rate (i.e., a Spread). If the variable rate equals the product of an otherwise qualified floating rate and a single multiplier greater than 1.35 or less than or equal to 0.65, however, such rate generally is an objective rate. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single formula that is fixed throughout the term of the Note and which is based upon (i) one or more qualified floating rates (e.g., a multiple of a qualified floating rate or an inverse floater rate based upon a qualified floating rate), (ii) one or more rates where each rate would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the Note is denominated, (iii) the yield or change in the price of actively traded property (other than stock or debt of the Company or a related party), or (iv) any combination of rates described in
(i), (ii) or (iii).

  In order for a Note to qualify as a variable rate debt instrument, its issue price cannot exceed total noncontingent principal payments by more than the lesser of (i) .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date (or, in the case of an Amortizing Note, its weighted average maturity) or (ii) 15% of the total noncontingent payments. Also, except as provided in the preceding sentence, the Note may not have any contingent principal payments. In addition, the qualified floating rate or objective rate in effect at a given time must be set at a current value of that rate, as described in the OID Regulations. Finally, the Note must provide for stated interest (compounded or paid at least annually) at a qualified floating rate (as described above) or at (i) multiple qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate or (iv) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

  A U.S. Holder of a Discount Note will be required to include any qualified stated interest payments in income as they accrue or are received in accordance with such holder's method of accounting for federal income tax purposes. If the Note is a variable rate debt instrument and provides for interest other than at a single fixed rate, a single qualified floating rate, or a single objective rate (e.g., interest at multiple qualified floating rates), then a portion of the Note's stated interest may be treated as qualified stated interest, but a portion of such interest may not be so treated, with the result that the Note will be treated as a Discount Note. Under the OID Regulations, the IRS may take the position that Notes which (i) bear interest at a floating rate subject to a maximum or a minimum numerical interest rate limitation, or subject to a governor or similar restriction, in each case that is not fixed throughout the term of the Note, where it is reasonably expected as of the issue date that such limitation will cause the yield on the Note to be significantly less or more, respectively, than the overall expected yield without such limitation, (ii) bear interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), or
(iii) bear a floating rate of interest where it is reasonably expected that the average value of such rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of such rate during the final half of such term would be treated as issued with original issue discount or treated as contingent payment obligations, as discussed below. In addition, the IRS has authority to apply or depart from the OID Regulations if a principal purpose of structuring a debt instrument, engaging in a transaction or applying the OID Regulations is to achieve a result that is unreasonable (based on all facts and circumstances) in light of the purposes of the applicable statutes. However, a result will not be considered unreasonable in the absence of a substantial effect on the present value of the taxpayer's tax liability.

  Contingent Notes. A Floating Rate Note that is not a variable rate debt instrument (a "Contingent Note"), will be taxable under the rules applicable to contingent payment debt instruments (the "Contingent Debt Regulations"), as follows.

  First, the Company is required to determine as of the issue date, the comparable yield for the Contingent Note. The comparable yield is generally the yield at which the Company would issue a fixed rate debt instrument with terms and conditions similar to those of the Contingent Note (including the level of subordination, term, timing of payments and general market conditions) but not taking into consideration the riskiness of the contingencies or the liquidity of the Contingent Note. Further, the comparable yield may not be less than the applicable Federal Rate announced monthly by the IRS (the "AFR"). In certain cases where Contingent Notes are marketed or sold in substantial part to tax-exempt investors or other investors for whom the prescribed inclusion of interest is not expected to have a substantial effect on their U.S. tax liability, the comparable yield for the Contingent
Note is, without proper evidence to the contrary, presumed to be the AFR.

  Second, solely for tax purposes, the Company constructs a projected schedule of payments determined under the Contingent Debt Regulations for the Contingent Note (the "Schedule"). The Schedule is determined as of the issue date and generally remains in place throughout the term of the Contingent Note. If a right to a contingent payment is based on market information, the amount of the projected payment is the forward price of the contingent payment. If a contingent payment is not based on market information, the amount of the projected payment is the expected value of the contingent payment as of the issue date. The Schedule must produce the comparable yield determined as set forth above. Otherwise, the Schedule must be adjusted under the rules set forth in the Contingent Debt Regulations.

  Third, under the usual rules applicable to Notes issued with original issue discount and based on the Schedule, the interest income on the Contingent Note for each accrual period is determined by multiplying the comparable yield of the Contingent Note (adjusted for the length of the accrual period) by the Contingent Note's adjusted issue price at the beginning of the accrual period (determined under rules set forth in the Contingent Debt Regulations). The amount so determined is then allocated on a ratable basis to each day in the accrual period that the U.S. Holder held the Contingent Note.

  Fourth, appropriate adjustments are made to the interest income determined under the foregoing rules to account for any differences between the Schedule and actual contingent payments. Under the rules set forth in the Contingent Debt Regulations, interest income is generally increased (or decreased) if the actual contingent payment is more (or less) than the projected payment. Differences between the actual amounts of any contingent payments made in a calendar year and the projected amounts of such payments are generally aggregated and taken into account, in the case of a positive difference, as additional interest income, or, in the case of a negative difference, first as a reduction in interest income for such year and thereafter, subject to certain limitations, as ordinary income or loss.

  The Contingent Debt Regulations require the Company to provide each holder of a Contingent Note with the Schedule. If the Company does not create the Schedule or the Schedule is unreasonable, a U.S. Holder must set its own projected payment schedule and explicitly disclose the fact that the U.S. Holder's schedule is being used and the reason therefor. Unless otherwise prescribed by the IRS, the U.S. Holder must make such disclosure on a statement attached to the United States Holder's timely filed federal income tax return for the taxable year in which the Contingent Note was acquired.

  Short-Term Notes. In the case of a Note that matures one year or less from the date of its issuance (a "Short-Term Note"), all interest payable on the Note, as well as any excess of the amount payable at maturity over the issue price, is treated as original issue discount. In general, an individual or other cash method U.S. Holder of a Short-Term Note is not required to accrue original issue discount unless the holder elects to do so. A cash method holder who makes such an election cannot revoke such election without the consent of the IRS, and such election shall apply to all short-term obligations acquired by the holder in the year the election is made and in all subsequent years. If such an election is not made, stated interest will be taxable at the time it is received, and any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under a constant yield method (based on daily compounding) through the date of sale or maturity reduced by prior payments of interest, if any, and a portion of the deductions otherwise allowable to the holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for federal income tax purposes under the accrual method, cash method U.S. Holders who make the election, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

  Market Discount. If a holder purchases a Note, other than a Discount Note, for an amount that is less than its stated redemption price at maturity or, in the case of a Discount Note, its "revised issue price" (as defined under the Internal Revenue Code of 1986 as amended (the "Code")) as of the purchase date, the amount of the difference will be treated as "market discount," unless such difference is less than a specified de minimis amount.

  Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount under a constant yield method (based on semiannual compounding).

  A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or its earlier disposition in a taxable transaction. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable basis or under a constant yield method (based on semiannual compounding)), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as interest for federal income tax purposes.

  Premium. If a U.S. Holder purchases a Note for an amount that is greater than its stated redemption price at maturity, such holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note.

  Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (which will not include any amount attributable to accrued but unpaid interest that is qualified stated interest) and such holder's adjusted tax basis in the Note. To the extent attributable to accrued but unpaid interest, the amount received by the U.S. Holder will be treated as a payment of interest. A U.S. Holder's adjusted tax basis in a Note generally will be such holder's cost increased by any original issue discount (or, in the case of a Short-Term Note, acquisition discount) included in income (and accrued market discount, if any, if the holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note is held for more than one year. The application of the foregoing rules may be different in the case of Contingent Notes. Accordingly, prospective purchasers of Contingent Notes should consult with their tax advisors with respect to rules governing the sale, exchange or retirement of such Notes.

  Extendible and Reset Notes. If so specified in the applicable Pricing Supplement, the Company may have the option (i) to reset the interest rate in the case of a Fixed Rate Note, or to reset the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, and/or (ii) to extend the Stated Maturity of a Note. In addition, if so specified in the applicable Pricing Supplement, holders may have the option to renew the term of a Renewable Note. See "Description of Notes--Interest Rate Reset" and "Description of Notes--Extension of Maturity" and "Renewable Notes." The federal income tax consequences to a U.S. Holder of a Note with respect to which such an option has been exercised will be discussed in the applicable Pricing Supplement.

  Other Rules. Certain Notes having original issue discount may be redeemed prior to maturity. Such Notes may be subject to rules that differ from the general rules discussed above relating to the tax treatment of original issue discount. Purchasers of such Notes with a redemption feature should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such feature since the tax consequences with respect to interest and original issue discount will depend, in part, on the particular terms and the particular features of the Note.

 Notes Denominated in or on which Interest Is Payable in a Foreign Currency

  As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

  Payments of Interest in Foreign Currency--Cash Method. A U.S. Holder who uses the cash method of accounting for federal income tax purposes and who receives a payment of interest on a Note (other than original issue discount or market discount that has been included in income) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency. No exchange gain or loss will be recognized with respect to the receipt of such payment.

  Payments of Interest in Foreign Currency--Accrual Method. A U.S. Holder who uses the accrual method of accounting for federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by acquisition premium or amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. Whether or not such election is made, a U.S. Holder may recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

  Purchase, Sale and Retirement of Notes. As discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date of disposition (assuming the Notes are not publicly traded). A U.S. Holder's adjusted tax basis in a Note will equal the U.S. dollar cost of the Note (determined on the date of purchase) to such holder, increased by the U.S. dollar value of the amounts of any market discount or original issue discount previously included in income by the holder with respect to such Note and reduced by the U.S. dollar value of any amortized acquisition or other premium and any principal payments received by the holder. In the case of an adjustment resulting from the accrual of original issue discount, market discount or premium, such adjustment will be made at the rate at which such original issue discount, market discount or premium is translated into U.S. dollars under the rules described below. If a U.S. Holder purchases a Note with previously owned foreign currency, the holder will recognize ordinary income or loss in an amount equal to the difference, if any, between such holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

  Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

  Original Issue Discount. In the case of a Discount Note or Short-Term Note,
(i) original issue discount is determined in units of the Foreign Currency,
(ii) such accrued discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency--Accrual Method" above and (iii) the amount of Foreign

Currency gain or loss on the accrued discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of discount accrued, as translated above.

  Market Discount and Premium. In the case of a Note with market discount, (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency--Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

  With respect to a Note issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

  Exchange of Foreign Currencies. A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such Foreign Currency, generally determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

  Other Considerations. The Regulations under Section 988 of the Code do not discuss the tax consequences of the acquisition of a Foreign Currency Note that is denominated either in a so-called hyperinflationary currency or in more than one currency, or that does not qualify as a variable rate debt instrument and thus is treated under proposed regulations as a contingent debt instrument. Foreign Currency Notes containing such features may be subject to rules that differ from the general rules described above. U.S. Holders intending to purchase Foreign Currency Notes with such a feature should examine the applicable Pricing Supplement and should consult their own tax advisors with respect to the purchase, ownership and disposition of such a Foreign Currency Note.

NON-U.S. HOLDERS

  Under present federal income and estate tax law, assuming certain certification requirements described below are met (including identification of the beneficial owner of the Note) and subject to the discussion of backup withholding below:

    (a) Payments of interest (including any original issue discount) on a Note to any non-U.S. Holder will not be subject to federal withholding tax, provided that (1) the Holder is not an indirect 10% or greater shareholder of the Company, (2) the Holder is not (i) a foreign tax-exempt organization for federal income tax purposes, (ii) a controlled foreign corporation related to the Company, or (iii) a bank receiving interest described in section 881(c)(3)(A) of the Code, (3) such interest is not "contingent interest" within the meaning of section 871(h)(4) of the Code (which generally includes interest determined by reference to certain attributes or payments of the debtor or a related party, but not interest determined by reference to changes in the value of or yield on certain actively traded property or by reference to any other amount of non-contingent interest) and (4) either (i) the non-U.S. Holder of the Note certifies, under penalties of perjury, to the Company or paying agent, as the case may be, that such Holder is a non-U.S. Holder and provides such Holder's name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note, certifies, under penalties of perjury, to the Company or paying agent, as the case may be, that such certificate has been received from the Holder by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest (including original issue discount) made to the certifying non-U.S. Holder after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. Under temporary Treasury Regulations, the foregoing certification may be provided by the beneficial owner of a Note on Internal Revenue Service Form W-8.

    (b) Generally, a non-U.S. Holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, unless (1) the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder or, in general, if a treaty applies, attributable to the United States "permanent establishment" maintained by the holder, or (2) such holder is an individual who is present in the United States for 183 days or more during the taxable year and meets certain other requirements.

    (c) The Notes or any portion thereof will not be includible in the estate of a non-U.S. Holder unless (1) the individual is a direct or indirect 10% or greater shareholder of the Company, (2) at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States or (3) the Notes provide for contingent interest within the meaning of section 871(h)(4) of the Code.

  If a non-U.S. Holder is engaged in a trade or business in the United States and interest (including original issue discount) on, or gain with respect to a
Note is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, is subject to United States federal income tax on such interest (including original issue discount) or gain in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such Holder must provide a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest (including original issue discount) on, and gain with respect to, a Note is included in the earnings and profits of such Holder if such interest (including original issue discount) or gain is effectively connected with the conduct by such Holder of a trade or business in the United States.

  On April 15, 1996, proposed Treasury Regulations were issued which, if adopted in final form, could affect the United States taxation of non-U.S. Holders.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Under current federal income tax law, information reporting and a 31% backup withholding tax are required with respect to certain interest and principal payments made to, and the proceeds of sales before maturity by, certain holders if such holders fail to supply taxpayer identification numbers and other information. Interest paid with respect to a Note, and payment of the proceeds from a sale of a Note to or through the United States office of a broker, received by a non-U.S. Holder will not be subject to information reporting and backup withholding if the payor has received the appropriate certification statements (as described above). The appropriate certification procedures require that the holder certify as to its status and provide its name and address. In addition, payments of the proceeds from the sale of a Note to or through a foreign office of a broker or the foreign office of a custodian, nominee or other agent acting on behalf of the beneficial owner of a Note will not be subject to information reporting or backup withholding, except that if the broker, custodian, nominee or other agent is a United States person for federal income tax purposes, a controlled foreign corporation for federal income tax purposes or a foreign person 50% or more of whose gross income is from a United States trade or business, information reporting may be required with respect to payments made to such owners.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

  The Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable best efforts to solicit purchases of the Notes. The Company will pay each Agent a commission of from 0.125% to 0.750% of the principal amount of each Note, depending upon its Stated Maturity, sold through such Agent. The Company may appoint additional agents to solicit sales of the Notes, provided that any such solicitation and sale of the Notes shall be on the same terms and conditions as the Agents have agreed to. The Company will have the sole right to accept offers to purchase Notes and may reject any such offer in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by such Agent. The Company also may sell to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or to one or more broker-dealers (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or, if so agreed, at a fixed public offering price. Unless otherwise indicated in the applicable Pricing Supplement, if any Note is resold by an Agent to any broker-dealer at a discount, such discount will not be in excess of the discount or commission received by such Agent from the Company. In addition, unless otherwise indicated in the applicable Pricing Supplement, any Note purchased by an Agent as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note having an identical Stated Maturity. After the initial public offering of the Notes, the public offering price (in the case of Notes to be resold on a fixed public offering price basis), the concession and the discount may be changed. The Company also reserves the right to sell the Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so or as otherwise provided in the applicable Pricing Supplement. In such circumstances, the Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. In the case of sales made directly by the Company, no commission will be payable.

  The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"). The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Act, or to contribute to payments each Agent may be required to make in respect thereof. The Company has agreed to reimburse the Agents for certain of the Agents' expenses, including, but not limited to, the fees and expenses of counsel to the Agents.

  The Company has been advised by each Agent that it may from time to time purchase and sell Notes in the secondary market, but that it is not obligated to do so. There can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each Agent may make a market in the Notes.

                                 LEGAL OPINIONS

  The legality of the Notes offered hereby will be passed upon for the Company by Janet Langford Kelly, Esq., Senior Vice President, Secretary and General Counsel to the Company, and Skadden, Arps, Slate, Meagher and Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois 60606. At February 3, 1997, Ms. Kelly was the beneficial owner of 12,051 shares of Common Stock of the Company and held currently exercisable options to purchase 12,333 additional Shares. The legality of the Notes will be passed upon for the Agents by Sidley & Austin, One First National Plaza, Chicago, Illinois 60603. Sidley & Austin will rely upon the opinion of Ms. Kelly as to matters of Maryland law. Mr. Newton N. Minow is a director of the Company and of counsel to Sidley & Austin. Sidley & Austin from time to time represents the Company in connection with certain other matters. Ms. Kelly was a partner at Sidley & Austin until December 31, 1994.

PROSPECTUS

                                 $500,000,000
                             SARA LEE CORPORATION
                 DEBT SECURITIES, DEBT WARRANTS, COMMON STOCK,
             STOCK WARRANTS, PREFERRED STOCK AND CURRENCY WARRANTS

                               ----------------

  Sara Lee Corporation (the "Company") may offer from time to time (i) debt securities (the "Debt Securities"), (ii) warrants to purchase Debt Securities (the "Debt Warrants"), (iii) shares of its common stock, par value $1.33 per share (the "Common Stock"), (iv) warrants to purchase shares of its Common Stock (the "Stock Warrants"), (v) shares of its preferred stock, no par value per share (the "Preferred Stock"), and (vi) warrants to receive from the Company the cash value in U.S. dollars of the right to purchase ("Currency Call Warrants") or to sell ("Currency Put Warrants," and, together with the Currency Call Warrants, the "Currency Warrants") such foreign currency or currency units as shall be designated by the Company at the time of the offering. The Debt Securities, Debt Warrants, Common Stock, Stock Warrants, Preferred Stock and Currency Warrants (collectively, the "Securities"), may be offered either together or separately and will be offered in amounts, at prices and on terms to be determined at the time of offering. The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $500,000,000 aggregate public offering price (or the equivalent in foreign currency or currency units).

  Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered (the "Offered Securities") are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, the initial public offering price of the Securities, the listing on any securities exchange, other special terms, and (i) in the case of Debt Securities, the specific designation, aggregate principal amount, the denomination, maturity, premium, if any, the rate (which may be fixed or variable), time and method of calculating payment of interest, if any, the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, the currency in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or the holder, any sinking fund provisions and any terms for conversion into Common Stock,
(ii) in the case of Debt Warrants and Stock Warrants, the Debt Securities and Common Stock, respectively, for which each such Warrant is exercisable, the exercise price, duration, detachability, and call provisions, (iii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, voting and other rights and any terms for exchange for Debt Securities or conversion into Common Stock, and (iv) in the case of Currency Warrants, the base foreign currency or currency units, the formula for determining the cash settlement value, if any, the procedures and conditions relating to exercise and any circumstances under which there will be deemed to be an automatic exercise. If so specified in the applicable Prospectus Supplement, Offered Securities may be issued in whole or in part in the form of one or more temporary or permanent global securities.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON   THE  ACCURACY   OR  ADEQUACY   OF   THE  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  The Company may sell the Securities to or through underwriters or dealers, and also may sell Securities directly to other purchasers or through agents. See "Plan of Distribution." The Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangement with them.

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                               ----------------

                The date of this Prospectus is January 7, 1997

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such documents may also be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605; and The Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed with the Commission pursuant to the Exchange Act and are incorporated by reference into this Prospectus and made a part hereof:

    (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 29, 1996;

    (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 1996; and

    (iii) Registration Statement No. 33-18488 filed with the Commission on November 12, 1987, and Registration Statement on Form 8-A (File No. 1-3344) filed with the Commission on May 11, 1988 (as amended by Form 8 thereto filed with the Commission on November 15, 1989), as to the description of the Common Stock of the Company only.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement and to be a part hereof and thereof from the respective dates of filing of such documents; provided, however, that the Report of the Compensation and Employee Benefits Committee on Executive Compensation and the Performance Graph contained in any Proxy Statement of the Company shall not be so deemed incorporated by reference. Any statement contained in a document incorporated or deemed incorporated by reference in this Prospectus or any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or such Prospectus Supplement to the extent that a statement contained herein, therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in such Prospectus Supplement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Sara Lee Corporation, Three First National Plaza, Chicago, Illinois 60602-4260, Attention: Corporate Secretary (telephone (312) 726-2600).

                                  THE COMPANY

  The Company was founded in 1939 and is incorporated under the laws of the state of Maryland. The Company is an international manufacturer and marketer of food and consumer packaged goods. The Company's products and services include frozen baked goods; processed meats; coffee and tea; beverage systems; food and non-food products distributed to the foodservice industry; hosiery, underwear, activewear, and other apparel and accessory items; and personal, household and shoe care products. The principal executive offices of the Company are located at Three First National Plaza, Chicago, Illinois 60602-4260, telephone number (312) 726-2600.

                                USE OF PROCEEDS

  Unless otherwise indicated in an accompanying Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities will be available for general corporate purposes of the Company and may be used for repayment of short-term debt, future acquisitions, capital expenditures and working capital.

           RISK FACTORS RELATING TO CURRENCIES AND CURRENCY WARRANTS

  Debt Securities and Debt Warrants denominated or payable in foreign currencies and Currency Warrants may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in foreign currency exchange rates. These risks may vary depending upon the currency or currencies involved, and in the case of any Currency Warrants, the particular form of such Currency Warrants. These risks will be more fully described in the Prospectus Supplement relating thereto.

                                    RATIOS

  The following table sets forth the consolidated ratios of earnings to fixed charges and ratios of earnings to fixed charges and preferred stock dividends for the periods indicated. Fixed charges consist of interest expense, amortization of deferred debt charges and the portion of rent expense representative of interest costs.

                                                            THREE MONTHS ENDED
                                                        ---------------------------
                              FISCAL YEAR ENDED(1)      SEPTEMBER 30, SEPTEMBER 28,
                         ------------------------------ ------------- -------------
                         1992(2) 1993 1994(3) 1995 1996     1995          1996
                         ------- ---- ------- ---- ---- ------------- -------------
Ratio of Earnings to
 Fixed Charges..........   5.8   5.7    2.5   4.9  5.6       4.5           5.3
Ratio of Earnings to
 Fixed Charges and
 Preferred Stock
 Dividends..............   4.9   4.8    2.2   4.3  4.9       4.0           4.7

--------
(1) The Company's fiscal year ends on the Saturday nearest June 30.
(2) During the first quarter of fiscal 1992, the Company sold its over-the-counter pharmaceutical business for a pre-tax gain of $412 million. During the same quarter, the board of directors approved a series of plans to restructure principally the U.S. food operations. The restructuring included the sale of assets and reconfiguration of facilities, and certain employee costs. The provision for such restructuring was $190 million. The above transactions resulted in a net pre-tax gain of $222 million.
(3) During the fourth quarter of fiscal 1994, the board of directors approved a series of plans to restructure the Company's businesses designed to accelerate the achievement of higher returns and lower costs throughout all four of its lines of business. The restructuring involved a fourth quarter charge of $732 million before taxes.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities may be issued in one or more series under an Indenture, dated as of October 2, 1990 (the "Indenture"), between the Company and Continental Bank, N.A., now known as First Trust of Illinois, National Association, as Trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definition therein of certain capitalized terms not defined herein.

GENERAL

  The Indenture does not limit the aggregate principal amount of Debt Securities which can be issued thereunder and provides that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Indenture does not limit the aggregate principal amount of other indebtedness or securities which may be issued by the Company. All Debt Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company, provided that such other unsecured and unsubordinated indebtedness may contain covenants, events of default and other provisions which are different from or which are not contained in the Debt Securities.

  Reference is made to the Prospectus Supplement for the following terms of each series of Debt Securities in respect of which this Prospectus is being delivered: (1) designation and aggregate principal amount and authorized denominations of such Debt Securities; (2) the purchase price of such Debt Securities (expressed as a percentage of the principal amount thereof); (3) the date or dates on which such Debt Securities will mature or the method of determining such date or dates; (4) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates, and the date, dates, or the method of determining such date or dates, from which such interest, if any, will accrue; (5) the date or dates on which any such interest will be payable and the record date or dates therefore; (6) the currency, currencies or composite currencies for which such Debt Securities may be purchased and/or in which principal and interest, premium, and Additional Amounts (as defined below), if any, will or may be payable; (7) whether such Debt Securities may be issued in temporary or permanent global form and, if so, the initial Depositary with respect to such global Debt Security; (8) the person to whom any interest on a Registered Security is payable, if other than the registered holder thereof, or the manner in which any interest is payable on a Bearer Security if other than upon presentation of the coupons pertaining thereto, as the case may be;
(9) whether and under what circumstances the Company will pay additional amounts ("Additional Amounts") in respect of such Debt Securities held by a person who is not a United States Person (as defined in the Prospectus Supplement, as applicable) in respect of specified taxes, assessments or other governmental charges and whether the Company has the option to redeem the affected Debt Securities rather than pay such Additional Amounts; (10) the terms of any mandatory or optional redemption (including any sinking fund) and any remarketing arrangements related thereto; (11) any addition to, or modification or deletion of, any Event of Default or any covenant specified in the Indenture with respect to such Debt Securities; (12) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; and
(13) any other specified terms of such Debt Securities.

  Principal, interest and premium and Additional Amounts, if any, will be payable in the manner, at the places and subject to the restrictions set forth in the Indenture, the Debt Securities and the Prospectus Supplement relating thereto.

  Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued in fully registered form without coupons. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement.

  Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

  If the purchase price of any Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

  Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the Indenture, the Debt Securities and the Prospectus Supplement relating thereto. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.9)

  Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the Indenture and the Debt Securities would not necessarily afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders.

FORM, REGISTRATION, TRANSFER AND EXCHANGE

  The Debt Securities of a series may be issued solely as Registered Securities, solely as Bearer Securities (with or without coupons attached) or as both Registered Securities and Bearer Securities. Debt Securities of a series may be issuable in whole or part in the form of one or more global Debt Securities, as described below under "Global Securities."

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the holder, subject to the terms of the Indenture, Bearer Securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a record date or a special record date for defaulted interest and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 2.9)

  Debt Securities may be presented for exchange as provided above, and unless otherwise indicated in the applicable Prospectus Supplement, Registered Securities may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon such transfer agent being satisfied with the documents of title and identity of the person making the request. The Company may at any time rescind the designation of any transfer agent except that the Company will be required to maintain a transfer agent in New York, New York or Chicago, Illinois for each series of Debt Securities. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 3.2)

  In the event of any redemption of Debt Securities of any series, the Company will not be required to (i) register the transfer of or exchange Debt Securities of that series during a period of 15 days next preceding the mailing of the relevant notice of redemption or the first publication of the relevant notice of redemption, as the case may be; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and of like tenor and principal amount that is immediately surrendered for redemption. (Section 2.9)

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of and interest, if any, on Registered Securities will be made at the office of such paying agent or paying agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Debt Security register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Debt Security register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the record date for such interest.

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of and interest, if any, on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such paying agents outside the United States as the Company may designate from time to time, or by check or by transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, any payment of interest on any Bearer Securities will be made only against surrender of the coupon relating to such interest installment.

  Any paying agents in or outside the United States initially designated by the Company for the Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional paying agents or rescind the designation of any paying agent except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a paying agent in New York, New York or Chicago, Illinois for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a paying agent in New York, New York, or Chicago, Illinois, for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described in the Indenture, but not otherwise), and (ii) a paying agent in a city located outside the United States where Debt Securities of such series and any related coupons may be presented and surrendered for payment (including any city in which such agency is required to be maintained under the rules of any stock exchange on which the Debt Securities of such series are listed). (Section 3.2)

  All monies paid by the Company to a paying agent for the payment of principal of or interest, if any, on any Debt Security which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company and the holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (Section 10.5)

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in global form. A Debt Security in global form will be deposited with, or on behalf of, a Depositary, which will be identified in the applicable Prospectus Supplement. A global Debt Security may be issued in either registered or bearer form and in either temporary or permanent form. A Debt Security in global form may not be transferred except as a whole by the Depositary for such Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If any Debt Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Security may exchange such interests for definitive Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on any such global Debt Security and the specific terms of the depositary arrangement with respect to any such global Debt Security. (Sections 2.2 and 2.9)

CERTAIN COVENANTS OF THE COMPANY

  Restrictions on Secured Debt. Unless otherwise provided in the Prospectus Supplement with respect to any series of the Debt Securities, if the Company or any Domestic Subsidiary (as defined below) shall incur, assume or guarantee any indebtedness for borrowed money secured by a mortgage, pledge or other lien on any Principal Domestic Property (as defined below) or on any shares of stock or debt of any Domestic Subsidiary, the Company shall secure, or cause such Domestic Subsidiary to secure, the Debt Securities equally and ratably, with (or prior to) such indebtedness, unless after giving effect thereto the aggregate amount of all such indebtedness so secured, together with all Attributable Debt (as defined below) in respect of sale and leaseback transactions involving Principal Domestic Properties, would not exceed 10% of the Consolidated Stockholders' Equity (as defined below) of the Company. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of such restriction, indebtedness secured by (a) mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time such corporation is merged or consolidated with the Company or a Domestic Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) as an entirety or substantially as an entirety to the Company or a Domestic Subsidiary or at the time such corporation becomes a Domestic Subsidiary, (b) mortgages securing indebtedness of a Domestic Subsidiary to the Company or to another Domestic Subsidiary, (c) mortgages in favor of U.S. governmental bodies to secure partial, progress, advance or other payments,
(d) mortgages on property, shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money mortgages and construction cost mortgages, (e) mortgages existing on the first date on which a Debt Security is authenticated by the Trustee and (f) any extension, renewal or refunding of any mortgage referred to in the foregoing clauses (a) through (e), inclusive. (Section 3.6)

  The term "Subsidiary" of the Company means a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company and/or one or more subsidiaries of the Company. The term "Domestic Subsidiary" means a Subsidiary of the Company except a Subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or which is engaged primarily in financing the operations of the Company and its Subsidiaries. The term "Principal Domestic Property" means any facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, or distribution, located in the United States, owned or leased by the Company or a Subsidiary of the Company and having a gross book value in excess of 1% of Consolidated Stockholders' Equity, other than any such facility or portion thereof which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety. The term "Consolidated Stockholders' Equity" means common and preferred stockholders' equity and minority interests as shown on the consolidated balance sheet of the Company and its Subsidiaries contained in the latest quarterly or annual report to the stockholders of the Company prepared in accordance with generally accepted accounting principles. The term "Attributable Debt" means the present value (discounted at the applicable rate per annum compounded annually) of the obligations for rental payments required to be paid during the remaining terms of any lease. The applicable rate is equal to the yield to maturity of the U.S. Treasury constant maturity which most closely approximates the weighted average of the remaining terms of all leases, plus l.5%.

  Restrictions on Sales and Leasebacks. Unless otherwise provided in the Prospectus Supplement with respect to any series of the Debt Securities, neither the Company nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Property, the completion of construction and commencement of full operation of which has occurred more than 120 days prior thereto, unless (a) the Company or such Domestic Subsidiary could incur a mortgage on such property under the restrictions described above under "Restrictions on Secured Debt" in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally ratably securing the Debt Securities or (b) the Company, within 120 days, applies to the retirement of its funded debt (defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount thereof) an amount not less than the greater of (i) the net proceeds of the sale of the Principal Domestic Property leased pursuant to such arrangement or (ii) the fair value of the Principal Domestic Property so leased (subject to credits for certain voluntary retirements of funded debt). This restriction will not apply to any sale and leaseback transaction (a) between the Company and a Domestic Subsidiary or between Domestic Subsidiaries or (b) involving the taking back of a lease for a period of less than five years. (Section 3.7)

EVENTS OF DEFAULT

  As to any series of Debt Securities, an Event of Default is defined in the Indenture as being: (a) default for 30 days in payment of any interest or Additional Amounts on the Debt Securities of such series; (b) default in payment of principal or premium, if any, on the Debt Securities of such series when due either at maturity, upon redemption, by declaration or otherwise (except a failure to make payment resulting from mistake, oversight or transfer difficulties not continuing for more than 3 Business Days beyond the date on which such payment is due); (c) default in payment of any sinking fund installment when due and payable (except a failure to make payment resulting from mistake, oversight or transfer difficulties not continuing for more than 3 Business Days beyond the date on which such payment is due); (d) default by the Company in the performance of any other covenant or warranty contained in the Debt Securities of such series or in the Indenture for the benefit of such series for a period of 90 days after notice thereof; or (e) certain events of bankruptcy or insolvency of the Company. (Section 5.1)

  The Indenture provides that (1) if an Event of Default described in clause
(a), (b), (c) or, in the event of a default with respect to less than all outstanding series, (d) above shall have occurred and be continuing with respect to one or more series, either the Trustee or the holders of 25 percent in principal amount of the Debt Securities of such series then outstanding (each such series voting as a separate class) may declare the principal (or, in the case of original issue discount Debt Securities, the portion thereof specified in the terms thereof) of all outstanding Debt Securities of such series and the interest accrued thereon and Additional Amounts payable in respect thereof, if any, to be due and payable immediately and (2) if an Event of Default described in clause (d) (in the event of a default with respect to all outstanding series) or (e) above shall have occurred and be continuing, either the Trustee or the holders of 25 percent in principal amount of all Debt Securities then outstanding (voting as one class) may declare the principal (or, in the case of original issue discount Debt Securities, the portion of the principal amount thereof specified in the terms thereof) of all Debt Securities then outstanding and the interest accrued thereon and Additional Amounts payable in respect thereof, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, or premium, interest or Additional Amounts, if any, on such Debt Securities) may be waived by the holders of a majority in principal amount of the Debt Securities of such series (or of all series, as the case may be) then outstanding. (Sections
5.1 and 5.10)

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 50% in principal amount of the Debt Securities at the time outstanding in each series affected by such modifications, to modify the Indenture or any supplemental indenture or the rights of the holders of such Debt Securities; provided that no such modification shall (i) extend the final maturity of any Debt Security, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest or Additional Amounts thereon, or reduce any amount payable upon redemption thereof, or reduce the portion of the principal amount of an original issue discount Debt Security due and payable upon acceleration of the maturity thereof or the portion of the principal amount thereof provable in bankruptcy or impair or affect the right of a holder to institute suit for the payment thereof or the right of repayment, if any, at the option of the holder of a Debt Security, or make the principal of, or interest, premium or Additional Amounts, if any, on, any Debt Security payable in any coin, currency or currency unit other than that provided in such Debt Security, without the consent of the holder of each Debt Security so affected, or (ii) reduce the aforesaid percentage of Debt Securities of any series, the consent of the holders of which is required for any such modification, without the consent of the holder of each Debt Security so affected. (Section 8.2)

  The Indenture also permits the Company and the Trustee to amend the Indenture in certain circumstances without the consent of the holders of Debt Securities to evidence the merger of the Company or the replacement of the Trustee and for certain other purposes. (Section 8.1)

DEFEASANCE

  Unless otherwise specified in an applicable Prospectus Supplement, if the Company deposits or causes to be deposited with the Trustee as trust funds in trust an amount in money or the equivalent in securities of the government which issued the currency in which the Debt Securities are denominated or government agencies backed by the full faith and credit of such government sufficient to pay the principal of, and premium, interest and Additional Amounts, if any, on an outstanding series of Debt Securities on the dates which such payments are due (which includes optional and mandatory redemption dates, but not dates upon which a payment is due by reason of acceleration), then the Indenture will cease to be of further effect with respect to such series (except for certain obligations to register the transfer of or exchange Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold monies for payment in trust and except for the Company's obligations to compensate, reimburse and indemnify the Trustee pursuant to the Indenture with respect to such series), and the Company will be deemed to have satisfied and discharged the Indenture with respect to such series (Section 10.1). In the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust fund for payment of principal of, and premium, interest and Additional Amounts, if any, on their Debt Securities until maturity.

  Such defeasance could be treated as a redemption of the Debt Securities of that series prior to maturity in exchange for the property deposited in trust. In such event, each holder would generally recognize, at the time of defeasance, gain or loss measured by the difference between the amount of any cash and the fair market value of any property deemed received and the holder's tax basis in the Debt Securities deemed surrendered. Thereafter, each holder would be treated as if it held an undivided interest in the cash and the property held in trust. Each holder would generally be subject to tax liability in respect of interest income and would recognize any gain or loss upon any disposition, including redemption, of the assets held in trust. Although tax might be owed, the holder of a defeased Debt Security would not receive cash (except for current payments of interest on the Debt Securities) until the maturity or earlier redemption of the Debt Securities. Such tax treatment could affect the purchase price that a holder would receive upon the sale of the Debt Securities.

CONCERNING THE TRUSTEE

  The Trustee is a depositary for funds of, provides a bank line of credit to, and performs other services for, the Company and its Subsidiaries in the normal course of business.

                         DESCRIPTION OF DEBT WARRANTS

  The Company may issue, together with other Securities or separately, Debt Warrants for the purchase of Debt Securities. The Debt Warrants are to be issued under Debt Warrant Agreements (each a "Debt Warrant Agreement") to be entered into between the Company and a bank or trust company, as Debt Warrant Agent (the "Debt Warrant Agent"), all as set forth in the Prospectus Supplement relating to Debt Warrants in respect of which this Prospectus is being delivered. A copy of the form of Debt Warrant Agreement, including the form of Warrant Certificates representing the Debt Warrants (the "Debt Warrant Certificates"), reflecting the alternative provisions to be included in the Debt Warrant Agreements that will be entered into with respect to particular offerings of Debt Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debt Warrant Agreement and the Debt Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Warrant Agreement and the Debt Warrant Certificates, respectively, including the definitions therein of certain capitalized terms not defined herein.

GENERAL

  Reference is made to the Prospectus Supplement for the terms of Debt Warrants in respect of which this Prospectus is being delivered, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (2) the designation and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (3) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (6) if the Debt Securities purchasable upon exercise of such Debt Warrants are original issue discount Debt Securities, a discussion of federal income tax considerations applicable thereto; and (7) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

  Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

  Each Debt Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable Prospectus Supplement. After the close of business on the Expiration Date, unexercised Debt Warrants will become void.

  Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants in respect of which this Prospectus is being delivered. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

  The Company may issue, separately or together with or upon the conversion of or exchange for other Securities, Common Stock and Preferred Stock, all as set forth in the accompanying Prospectus Supplement relating to the Common Stock or Preferred Stock in respect of which this Prospectus is being delivered. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the following documents: (i) the Company's Articles of Restatement of Charter, as supplemented to date (the "Articles"), (ii) the Company's By-Laws, as amended to date (the "By-Laws"),
(iii) the Rights

Agreement, as amended, between the Company and First National Bank of Chicago, as Rights Agent (the "Rights Agreement"), pursuant to which shares of Series A Junior Participating Preferred Stock are issuable ("Junior Participating Preferred Stock") and (iv) in the case of Preferred Stock, the Articles Supplementary relating to such Preferred Stock. A copy of each of the Articles, By-Laws and Rights Agreement is filed, and in the case of an offering of Preferred Stock, the Articles Supplementary relating to such series of Preferred Stock will be filed, as an exhibit to the Registration Statement.

  The authorized capital stock of the Company consists of (i) 600,000,000 shares of Common Stock, par value $1.33 1/3 per share, of which as of September 28, 1996, approximately 483,832,418 shares were outstanding, (ii) 1,500,000 shares of Convertible Adjustable Preferred Stock, without par value (the "CAPS"), of which as of September 28, 1996, no shares were outstanding, and (iii) 12,000,000 shares of Unclassified Preferred Stock, of which as of September 28, 1996, (a) 3,000,000 shares were classified as Junior Participating Preferred Stock, none of which were outstanding, (b) 4,396,281.1 shares were classified as Series A ESOP Convertible Preferred Stock (the "ESOP Preferred"), 4,396,281.1 shares of which were outstanding, (c) 3,000 shares were classified as Auction Preferred Stock (the "APS"), 3,000 shares of which were outstanding, and (d) 4,600,718.9 shares remained unclassified.

COMMON STOCK

  General. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore, subject to the rights of holders of any outstanding shares of Preferred Stock. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive ratably all assets of the Company remaining after satisfaction of all preferences of any outstanding Preferred Stock and all other liabilities.

  Holders of Common Stock are entitled to one vote per share in the election of directors and on any question arising at any stockholders' meeting. Holders of Common Stock vote as a single class, provided that the ESOP Preferred does vote, and certain other series of Preferred Stock may vote, together with the Common Stock as a single class, and provided further that under certain circumstances as provided by law, the Articles or the applicable Articles Supplementary, certain series of Preferred Stock may vote as a separate class or classes. The Common Stock does not have cumulative voting rights, and no holder of Common Stock, solely by virtue of such holdings, has or will have, any pre-emptive right to subscribe for or purchase any shares of any class of stock which is now or may hereafter be authorized or issued. All of the outstanding shares of Common Stock of the Company are fully paid and non-assessable.

  Preferred Stock Purchase Rights. One-fourth of a Preferred Stock Purchase Right (a "Right") is associated and trades with each outstanding share of Common Stock. As long as the Rights are associated with the Common Stock, each new share of Common Stock issued by the Company, including any shares of Common Stock offered hereby, will include one-fourth of a Right (subject to adjustment). Upon the occurrence of certain events, each Right will entitle its holder to purchase one one-hundredth of a share of Junior Participating Preferred Stock for $140 (subject to antidilution provisions). The Rights will become exercisable ten days after any person or group announces its beneficial ownership of 20% or more of the Common Stock, or ten business days after a person or group announces an offer for 25% or more of the Common Stock. If the Rights become exercisable, each Right will entitle its holder (except the acquiring party) to buy Common Stock of the Company having a market value of two times the exercise price of the Right. If after the Rights become exercisable the Company is involved in a merger or sells more than 50% of its assets, each Right will entitle its holder to buy common stock of the surviving entity having a market value of two times the exercise price of the Right. The Company has the right to redeem the Rights for $.01 per Right prior to the time that they become exercisable. The Rights expire on May 31, 1998.

PREFERRED STOCK

  General. Under the Company's Articles, the Board of Directors is authorized to issue from time to time up to 1,500,000 shares of CAPS and 12,000,000 shares of Unclassified Preferred Stock. Of such Unclassified

Preferred Stock, 3,000,000 shares, approximately 4,396,281.1 shares and 3,000 shares are currently classified as Junior Participating Preferred Stock, ESOP Preferred and APS, respectively. The remaining approximately 4,600,718.9 shares of Unclassified Preferred Stock may be classified and issued by the Company on such terms as the Board of Directors or a duly authorized committee thereof may determine, all without further action of the Company's stockholders, including the holders of outstanding Preferred Stock. Reference is made to the applicable Prospectus Supplement for the terms of any series of Preferred Stock and the Articles Supplementary establishing such series of Preferred Stock in respect of which this Prospectus is being delivered, including the specific title and stated value, dividend, liquidation, redemption, voting and other rights with respect to such series of Preferred Stock.

  No holder of Preferred Stock, solely by virtue of such holdings, has or will have any pre-emptive right to subscribe for or purchase any shares of any class of stock which is now or may hereafter be authorized or issued. All of the outstanding shares of Preferred Stock of the Company are fully paid and non-assessable.

  Liquidation Preference. Unless otherwise specified in the applicable Prospectus Supplement, upon any liquidation, dissolution or winding up of the Company whether voluntary or involuntary, the holders of any series of Preferred Stock in respect of which this Prospectus is being delivered will have preference and priority over the Common Stock and any other class of stock or series of a class of stock of the Company ranking on liquidation junior to such series of Preferred Stock, for payment out of the assets of the Company or proceeds thereof, whether from capital or surplus, in the amount set forth in the applicable Prospectus Supplement. After such payment, the holders of such series of Preferred Stock will be entitled to no other payments. If, in the case of any such liquidation, dissolution or winding up of the Company the assets of the Company or proceeds thereof shall be insufficient to make the full liquidation payment in respect of such series of Preferred Stock and liquidating payments on any other series of Preferred Stock ranking as to liquidation on a parity with such series, then those assets and proceeds will be distributed among the holders of such series of Preferred Stock and any such other series of Preferred Stock ratably in accordance with the respective amounts which would be payable on such shares of such series of Preferred Stock and such other series of Preferred Stock if all amounts thereon were paid in full. A sale of all or substantially all of the Company's assets or a consolidation or merger of the Company with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of the Company.

  Ranking. Unless otherwise specified in the applicable Prospectus Supplement, the series of Preferred Stock in respect of which this Prospectus is being delivered will rank as to dividends and upon liquidation on a parity with the CAPS and APS, and senior to the ESOP Preferred Stock and the Junior Participating Preferred Stock.

                         DESCRIPTION OF STOCK WARRANTS

  The Company may issue, together with other securities or separately, Stock Warrants for the purchase of Common Stock. The Stock Warrants are to be issued under Stock Warrant Agreements (each a "Stock Warrant Agreement") to be entered into between the Company and a bank or trust company, as Stock Warrant Agent (the "Stock Warrant Agent"), all as set forth in the Prospectus Supplement relating to Stock Warrants in respect of which this Prospectus is being delivered. A copy of the form of Stock Warrant Agreement, including the form of Warrant Certificates representing the Stock Warrants (the "Stock Warrant Certificates") reflecting the provisions to be included in the Stock Warrant Agreements that will be entered into with respect to particular offerings of Stock Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Stock Warrant Agreement and the Stock Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Stock Warrant Agreement and the Stock Warrant Certificates, respectively, including the definitions therein of certain capitalized terms not defined herein.

GENERAL

  Reference is made to the Prospectus Supplement for the terms of Stock Warrants in respect of which this Prospectus is being delivered, the Stock Warrant Agreement relating to such Stock Warrants and the Stock

Warrant Certificates representing such Stock Warrants, including the following: (1) the offering price of such Stock Warrants, if any; (2) the procedures and conditions relating to the exercise of such Stock Warrants; (3) the number of shares of Common Stock purchasable upon exercise of each Stock Warrant and the initial price at which such shares may be purchased upon exercise; (4) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (5) a discussion of Federal income tax considerations applicable to the exercise of Stock Warrants; (6) call provisions of such Stock Warrants, if any; and (7) any other terms of the Stock Warrants. The shares of Common Stock issuable upon the exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable.

  Prior to the exercise of their Stock Warrants, holders of Stock Warrants will not have any of the rights of holders of the Common Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Common Stock purchasable upon such exercise.

EXERCISE OF STOCK WARRANTS

  Each Stock Warrant will entitle the holder to purchase for cash such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Stock Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Stock Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable Prospectus Supplement. After the close of business on the Expiration Date, unexercised Stock Warrants will become void.

  Stock Warrants may be exercised as set forth in the Prospectus Supplement relating to the Stock Warrants in respect of which this Prospectus is being delivered. Upon receipt of payment and the Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the Stock Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward a certificate representing the number of shares of Common Stock purchasable upon such exercise. If less than all of the Stock Warrants represented by such Stock Warrant Certificate are exercised, a new Stock Warrant Certificate will be issued for the remaining amount of Stock Warrants.

ANTIDILUTION PROVISIONS

  Unless otherwise specified in the applicable Prospectus Supplement, the exercise price payable and the number of shares purchasable upon the exercise of each Stock Warrant will be subject to adjustment in certain events, including (1) the issuance of a stock dividend to holders of Common Stock or a combination, subdivision or reclassification of Common Stock; (2) the issuance of rights, warrants or options to all holders of Common Stock entitling the holders thereof to purchase Common Stock for an aggregate consideration per share less than the current market price per share of the Common Stock; or (3) any distribution by the Company to the holders of its Common Stock of evidences of indebtedness of the Company or of assets (excluding cash dividends or distributions payable out of capital surplus and dividends and distributions referred to in (1) above). No fractional shares will be issued upon exercise of Stock Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable.

                       DESCRIPTION OF CURRENCY WARRANTS

  The Company may issue, together with Debt Securities or Debt Warrants or separately, Currency Warrants either in the form of Currency Put Warrants entitling the holders thereof to receive from the Company the Cash Settlement Value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars, or in the form of Currency Call Warrants entitling the holders thereof to receive from the Company the Cash Settlement Value in U.S. dollars of the right to purchase a specified amount of a specified foreign currency or currency units for a specified amount of U.S. dollars. The spot exchange rate of the applicable Base Currency, upon exercise, as compared to the U.S. dollar, will determine whether the Currency Warrants have a Cash Settlement Value on any given day prior to their expiration.

  The Currency Warrants are to be issued under a Currency Warrant Agreement to be entered into between the Company and a bank or trust company, as Currency Warrant Agent (the "Currency Warrant Agent"), all as set forth in the applicable Prospectus Supplement. A copy of the form of Currency Warrant Agreement, including the forms of global Warrant Certificates representing the Currency Put Warrants and Currency Call Warrants (the "Currency Warrant Certificates"), reflecting the provisions to be included in the Currency Warrant Agreement that will be entered into with respect to particular offerings of Currency Warrants, is filed as an exhibit to the Registration Statement. The description of the Currency Warrants contained herein and the following summaries of certain provisions of the Currency Warrant Agreement and the Currency Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Currency Warrant Agreement and the Currency Warrant Certificates, respectively, including the definitions therein of certain capitalized terms not defined herein.

GENERAL

  Reference is made to the Prospectus Supplement for the terms of Currency Warrants in respect of which this Prospectus is being delivered, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) whether such Currency Warrants will be Currency Put Warrants, Currency Call Warrants, or both; (2) the formula for determining the Cash Settlement Value, if any, of each Currency Warrant; (3) the procedures and conditions relating to the exercise of such Currency Warrants; (4) the circumstances which will cause the Currency Warrants to be deemed to be automatically exercised; (5) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; and (6) the date on which the right to exercise such Currency Warrants will commence and the date on which such right will expire (the "Expiration Date").

BOOK-ENTRY PROCEDURES AND SETTLEMENT

  Except as may otherwise be provided in the applicable Prospectus Supplement, the Currency Warrants will be issued in the form of global Currency Warrant Certificates, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing Currency Warrants. A holder's ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such holder's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of such brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling holder's brokerage firm.

EXERCISE OF CURRENCY WARRANTS

  Each Currency Warrant will entitle the holder to receive the Cash Settlement Value of such Currency Warrant on the applicable Exercise Date, in each case as such terms will be defined in the applicable Prospectus Supplement. If not exercised prior to 3:00 P.M., New York City time, on the third New York Business Day preceding the Expiration Date, Currency Warrants will be deemed automatically exercised on the Expiration Date.

                             PLAN OF DISTRIBUTION

  The Company may sell Securities (i) to or through underwriters or dealers;
(ii) directly to one or more other purchasers; (iii) through agents; or (iv) through a combination of any such methods of sale. The accompanying Prospectus Supplement with respect to Offered Securities sets forth the terms of the offering of such Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities, any initial public offering price, any applicable underwriting discounts and sales agents' commissions and other items constituting underwriters' or agents' compensation from the Company, any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers and any exchange on which the Offered Securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or price to dealers may be changed from time to time. Any discounts or commissions received by underwriters or agents and any profits on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Act"). Unless otherwise set forth in the Prospectus Supplement, the obligations of underwriters to purchase Offered Securities of a particular series will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such Offered Securities, if any are purchased. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

  Under certain circumstances, the Company may repurchase Offered Securities and reoffer them to the public as set forth above. The Company may also arrange for repurchases and resale of such Offered Securities by dealers.

  The Offered Securities may be sold from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  If so stated in the Prospectus Supplement, the Company may authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company at the offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date. Such contracts will not be subject to any conditions except (i) the purchase by an institution of Offered Securities covered by such contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and
(ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total amount of the Offered Securities less the amount thereof covered by such delayed delivery contracts. The Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Underwriters and agents who participate in the distribution of the Securities may be entitled under agreements which may be entered into by the Company to indemnification from the Company against certain liabilities, including liabilities under the Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Such underwriters and agents may be customers of, engaged in transactions with, or perform services for the Company in the ordinary course of business.

                                LEGAL OPINIONS

  The legality of the Securities offered hereby will be passed upon for the Company by Janet Langford Kelly, Esq., Senior Vice President, Secretary and General Counsel of the Company. At December 3, 1996 Ms. Kelly was the beneficial owner of 12,041 shares of Common Stock of the Company and held currently exercisable options to purchase 12,333 additional shares.

                                    EXPERTS

  The audited consolidated financial statements and schedules of the Company incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports with respect thereto, and have been incorporated by reference in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUP-PLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, PRICING SUPPLE-MENT OR PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAD BEEN NO CHANGE IN THE AF-FAIRS OF THE ISSUER SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLE-MENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITA-TION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHO-RIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALI-FIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLIC-ITATION.

                                  -----------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Important Currency Information.............................................  S-3
Currency Risks.............................................................  S-3
Description of Notes.......................................................  S-5
Certain Federal Tax Consequences........................................... S-25
Supplemental Plan of Distribution.......................................... S-33
Legal Opinions............................................................. S-33
Available Information...................................................... S-34

                                  PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    3
The Company................................................................    4
Use of Proceeds............................................................    4
Risk Factors Relating to Currencies and Currency Warrants..................    4
Ratios.....................................................................    4
Description of Debt Securities.............................................    5
Description of Debt Warrants...............................................   10
Description of Common Stock and Preferred Stock............................   11
Description of Stock Warrants..............................................   13
Description of Currency Warrants...........................................   14
Plan of Distribution.......................................................   15
Legal Opinions.............................................................   16
Experts....................................................................   16

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                               U.S.$500,000,000

                             SARA LEE CORPORATION

                          MEDIUM-TERM NOTES, SERIES D


                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                            LAZARD FRERES & CO. LLC

                             GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                             SALOMON BROTHERS INC

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